EXHIBIT 10.2
EXECUTION COPY

PURCHASE AGREEMENT

Dated as of April 25, 2000

by and between

CENDANT MOBILITY SERVICES CORPORATION

as Originator

and

CENDANT MOBILITY FINANCIAL CORPORATION

as Buyer

-i-

(continued)

-ii-

(continued)

-iii-

APPENDIX

APPENDIX A	Definitions

SCHEDULES

SCHEDULE 2.1	List of Pool Relocation Management Agreements
SCHEDULE 6.1(n)	Principal Place of Business and Chief Executive Office of the Originator and List of Offices Where the Originator Keeps CMSC Records
SCHEDULE 6.1(s)	List of Legal Names for Cendant Mobility Services Corporation
SCHEDULE 11.2	Notice Addresses

EXHIBITS

EXHIBIT 2.1	Form of Notice of Additional Pool Relocation Management Agreements
EXHIBIT 4.2	Form of CMF Subordinated Note
EXHIBIT 6.1(u)	Credit and Collection Policy
EXHIBIT 7.3(j)	Form of Acknowledgment Letter
EXHIBIT C	Forms of Relocation Management Agreements

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PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (this “Agreement”) dated as of April 25, 2000 made by and between CENDANT MOBILITY SERVICES CORPORATION, a Delaware corporation, as originator (the “Originator”) and Cendant Mobility Financial Corporation, a Delaware corporation, as buyer (the “Buyer”).

WHEREAS, the Originator wishes to sell Receivables and Related Assets that it now owns and Receivables and Related Assets that it from time to time hereafter will own to the Buyer, and the Buyer is willing to purchase such Receivables and Related Assets from the Originator from time to time, on the terms and subject to the conditions contained in this Agreement; and

WHEREAS, the Buyer intends to transfer the CMSC Purchased Assets, together with additional Receivables and Related Assets that the Buyer from time to time hereafter will own, to Apple Ridge Services Corporation (“ARSC”) from and after the Closing Date pursuant to the terms of the Receivables Purchase Agreement;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I
DEFINITIONS

Capitalized terms used and not otherwise defined in this Agreement have the meanings specified in Part A of Appendix A. In addition, this Agreement shall be interpreted in accordance with the conventions set forth in Parts B, C and D of Appendix A.

ARTICLE II
SALE AND PURCHASE OF ASSETS

Section 2.1    Sale and Purchase.

(a)    Agreement. Upon the terms and subject to the conditions hereof, the Buyer agrees to buy, and the Originator agrees to sell, all of the Originator’s right, title and interest in and to the following:

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(i) all Receivables owned by the Originator at the close of business on the Business Day preceding the Closing Date or thereafter created and arising (collectively, the “Originator Receivables”);

(ii)      all Related Property with respect to the Originator Receivables (collectively, the “Originator Related Property”);

(iii)      all CMSC Collections;

(iv)      all proceeds of and earnings on any of the foregoing; and

(v)      all of the right, title and interest, if any, CMSC has in, to or under the CMF Designated Receivables, including all Related Property with respect thereto, rights, if any, to reimbursement of, or interest on, such CMF Designated Receivables and all proceeds thereof;

it being understood and agreed that the Originator does not hereby sell, transfer or convey any of its right, title or interest in any Excluded Assets or Excluded Contracts.

The items listed above in clauses (ii), (iii) and (iv), whenever and wherever arising, are collectively referred to herein as the “Originator Related Assets.” The Originator Receivables and the Originator Related Assets are sometimes collectively referred to herein as the “Originator Assets.”

It is the intent of the parties hereto that CMSC not have any right, title, or interest in, to, or under the CMF Designated Receivables or the other property listed in clause (v) above, and such CMF Designated Receivables and other property is included in the property being sold hereunder solely in case it should be determined, contrary to the intent of the parties hereto, that CMSC does have any right, title, or interest in the CMF Designated Receivables or the other property listed in clause (v) above.

As used herein, “CMSC Receivables” means Originator Receivables that are being Purchased or have been Purchased by the Buyer hereunder; “CMSC Related Property” means Originator Related Property that is being Purchased or has been Purchased by the Buyer hereunder; “CMSC Related Assets” means Originator Related Assets that are being Purchased or have been Purchased by the Buyer hereunder; and “CMSC Purchased Assets” means Originator Assets that are being Purchased or have been Purchased by the Buyer hereunder.

Schedule 2.1 sets forth a list of all Relocation Management Agreements subject to this Agreement (each, a “Pool Relocation Management Agreement”) as of the Closing Date. Each new Relocation Management Agreement that is not an Excluded Contract and that is entered into by the Originator during any month shall be added to the Pool Relocation Management Agreements on or after the last day of such month by delivering a written notice in the form of Exhibit 2.1 to the Buyer or its designee, whereupon Schedule 2.1 shall be amended by the Originator to add such new Relocation Management Agreement to the list of Pool Relocation Management Agreements set forth therein. A copy of such Exhibit 2.1 appended to

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the Receivables Activity Report for such month, upon delivery to the Indenture Trustee, shall be sufficient evidence of inclusion. On or prior to the date of the delivery of any such notice, the Originator shall indicate, or cause to be indicated, in its computer files, books and records that the CMSC Receivables and other CMSC Purchased Assets then existing and thereafter created pursuant to or in connection with each such Pool Relocation Management Agreement are being transferred to the Buyer pursuant to this Agreement.

(b)    Treatment of Certain Receivables and Related Assets. It is expressly understood that (i) each CMSC Receivable sold to the Buyer hereunder, together with all CMSC Related Assets then existing or thereafter created and arising with respect thereto, will thereafter be the property of the Buyer (or its assignees), without the necessity of any further purchase or other action by the Buyer (other than satisfaction of the conditions set forth herein) and (ii) the change of a Receivable’s status from that of Unsold Home Receivable to Unbilled Receivable or from Unbilled Receivable to Billed Receivable shall not be deemed the creation of a new Receivable for any purpose.

Section 2.2    Purchases. On the Closing Date, the Buyer shall purchase all of the Originator’s right, title and interest in and to all Originator Assets and any property described in clause (v) of Section 2.1(a) existing as of the close of business on the immediately preceding Business Day. On each Business Day thereafter until the Termination Date, the Buyer shall purchase all of the Originator’s right, title and interest in and to all Originator Assets and any property described in clause (v) of Section 2.1(a) existing as of the close of business on the immediately preceding Business Day that were not previously purchased by the Buyer hereunder. Notwithstanding the foregoing, if an Insolvency Proceeding is pending with respect to either the Originator or the Buyer prior to the Termination Date, the Originator shall not sell, and the Buyer shall not buy, any Originator Assets hereunder unless and until such Insolvency Proceeding is dismissed or otherwise terminated.

Section 2.3    No Assumption. The sales and Purchases of CMSC Purchased Assets do not constitute and are not intended to result in a creation or an assumption by the Buyer or its successors and assigns of any obligation of the Originator or any other Person in connection with the CMSC Purchased Assets (other than any such obligations as may arise from the ownership of CMSC Receivables) or under the related Contracts or any other agreement or instrument relating thereto, including without limitation any obligation to any Obligors or Transferred Employees. None of the Servicer, the Buyer or the Buyer’s assignees shall have any obligation or liability to any Obligor, Transferred Employee or other customer or client of the Originator (including without limitation any obligation to perform any of the obligations of the Originator under any Relocation Management Agreement, CMSC Home Purchase Contract, CMSC Related Property or any other agreement), except such obligations as may arise from the ownership of the CMSC Receivables. Except as expressly provided in Section 3.05(k) of the Transfer and Servicing Agreement, no such obligation or liability to any Obligor, Transferred Employee or other customer or client of the Originator is intended to be assumed by the Servicer or its successors and assigns hereunder or under the Transfer and Servicing Agreement, and any such assumption is expressly disclaimed.

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Section 2.4    No Recourse. Except as specifically provided in this Agreement, the sale and Purchase of the CMSC Purchased Assets and any interest of CMSC in and to the CMF Designated Receivables and other property described in clause (v) of Section 2.1(a) under this Agreement shall be without recourse to the Originator; provided, however, that the Originator shall be liable to the Buyer for all representations, warranties, covenants and indemnities made by it pursuant to the terms of this Agreement (it being understood that such obligations of the Originator will not arise solely on account of the credit-related inability of an Obligor to pay a Receivable).

Section 2.5    True Sales. The Originator and the Buyer intend the transfers of CMSC Purchased Assets hereunder to be true sales by the Originator to the Buyer that are absolute and irrevocable and to provide the Buyer with the full benefits of ownership of the CMSC Purchased Assets, and neither the Originator nor the Buyer intends the transactions contemplated hereunder to be, or for any purpose to be characterized as, loans from the Buyer to the Originator, secured by the CMSC Purchased Assets.

Section 2.6    Servicing of CMSC Purchased Assets. Consistent with the Buyer’s ownership of all CMSC Purchased Assets and subject to the terms of the Pool Relocation Management Agreements, as between the parties to this Agreement, the Buyer shall have the sole right to service, administer and collect all CMSC Purchased Assets, to assign such right and to delegate such right to others. In consideration of the Buyer’s purchase of the CMSC Purchased Assets and as more fully set forth in Section 11.12, the Originator hereby acknowledges and agrees that the Buyer intends to assign for the benefit of ARSC and its successors and assigns the rights and interests granted by the Originator to the Buyer hereunder, and agrees to cooperate fully with the Issuer and its successors and assigns in the exercise of such rights.

Section 2.7    Financing Statements. In connection with the transfer described above, the Originator agrees, at its expense, to record and file financing statements (and continuation statements when applicable) with respect to the CMSC Purchased Assets conveyed by the Originator meeting the requirements of applicable law in such manner and in such jurisdictions as are necessary to perfect and maintain the perfection of the transfer and assignment of its interest in the CMSC Purchased Assets to the Buyer, and to deliver a file stamped copy of each such financing statement or other evidence of such filing to the Buyer as soon as practicable after the Closing Date; provided, however, that prior to recordation pursuant to Section 8.3 or the sale of a CMSC Home to an Ultimate Buyer, record title to such CMSC Home may remain in the name of the related Transferred Employee and no recordation in real estate records of the conveyance pursuant to the related CMSC Home Purchase Contract or CMSC Home Sale Contract shall be made except as otherwise required or permitted under Section 2.01(d)(i) of the Transfer and Servicing Agreement.

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ARTICLE III
CALCULATION OF CMF PURCHASE PRICE

Section 3.1    Calculation of the CMF Purchase Price.

(a)    On each Business Day from and including the Closing Date to but excluding the Termination Date, the Originator shall deliver to the Buyer an accounting (each, a “Daily Originator Report”) with respect to (i) the Purchases of CMSC Purchased Assets to be made on such Business Day and (ii) the CMF Purchase Price to be paid on account of the foregoing as calculated in accordance with this Section 3.1.

(b)    With respect to the Purchase of any CMSC Purchased Assets by the Buyer from the Originator pursuant to Article II, (i) on the Closing Date, the Buyer shall pay to the Originator a purchase price equal to $654,199,874, and (ii) on any day thereafter, the Buyer shall pay to the Originator a purchase price equal to the fair market value thereof, using a discount rate and expected collection period to be recalculated monthly based on the Buyer’s weighted cost of funds and Average Days Outstanding for the prior month and assuming a reasonable return on the Buyer’s equity (each such purchase price, the “CMF Purchase Price”), and adjusted to reflect such factors as the Originator and the Buyer mutually agree will result in a CMF Purchase Price determined to be the fair market value of such CMSC Purchased Assets. The sale of the property described in clause (v) of Section 2.1(a) is in consideration of CMF funding the CMF Designated Receivables or the obligation of the Issuer to reimburse the Servicer for advances in respect of such CMF Designated Receivables.

ARTICLE IV
PAYMENT OF CMF PURCHASE PRICE

Section 4.1    CMF Purchase Price Payments. On the terms and subject to the conditions of this Agreement, the Buyer shall pay to the Originator on the Closing Date the CMF Purchase Price for the CMSC Purchased Assets sold on such date, by paying such CMF Purchase Price to the Originator in cash. On the terms and subject to the conditions of this Agreement, the Buyer shall pay to the Originator, on each other Business Day on which any CMSC Purchased Assets are purchased from the Originator by the Buyer pursuant to Article II, the CMF Purchase Price for such CMSC Purchased Assets by paying such CMF Purchase Price to the Originator in cash.

Section 4.2    The CMF Subordinated Note. On the Closing Date, the Buyer shall deliver to the Originator the CMF Subordinated Note in the form set forth as Exhibit 4.2. Subject to the limitations set forth in the CMF Subordinated Note, the Originator irrevocably agrees to make each advance (each, a “CMF Subordinated Loan”) requested by the Buyer on or prior to the Termination Date for the sole purposes of acquiring CMF Homes pursuant to CMF Home Purchase Contracts (including the making of Equity Payments), making Mortgage Payoffs and Mortgage Payments with respect to CMF Homes and making Seller Adjustments under the Receivables Purchase Agreement. No advance shall be made under the CMF

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Subordinated Note on any date if the aggregate principal amount outstanding thereunder on such date, after giving effect to such advance, would exceed an amount equal to five times the net worth of the Buyer (such maximum amount required to be advanced at any time, the “CMF Subordinated Note Cap”). The CMF Subordinated Loans shall be evidenced by, and shall be payable as provided in, the CMF Subordinated Note. Notwithstanding any other provision of this Agreement, under no circumstances shall funds borrowed under the CMF Subordinated Note be used for the purpose of paying the CMF Purchase Price for the CMSC Purchased Assets.

Section 4.3    Originator Adjustments.

(a)    With respect to any CMSC Receivable purchased by the Buyer from the Originator, if on any day the Buyer (or its assigns), the Servicer or the Originator determines that (i) such CMSC Receivable (A) was not identified by the Originator in the Daily Originator Report as other than an Eligible Receivable on the Business Day such CMSC Receivable was sold hereunder or (B) was otherwise treated as or represented to be an Eligible Receivable in any Receivables Activity Report, but was not in fact an Eligible Receivable on such date or (ii) any of the representations or warranties set forth in Section 6.1(d) or 6.1(k) was not true when made with respect to such CMSC Receivable or the related CMSC Related Assets (each such CMSC Receivable described in clause (i) or clause (ii), a “CMSC Noncomplying Asset”), then the Originator shall pay the aggregate Unpaid Balance of such CMSC Receivables (such payment, a “CMSC Noncomplying Asset Adjustment”) to the Buyer in accordance with Section 4.3(c).

(b)    If on any day the Unpaid Balance of any CMSC Receivable (i) is reduced as a result of any cash discount or any adjustment by the Originator or any Affiliate of the Originator (other than the Buyer, ARSC or the Issuer), (ii) is subject to reduction on account of any offsetting account payable of the Originator to an Obligor or is reduced or cancelled as a result of a set-off in respect of any claim by, or defense or credit of, the related Obligor against the Originator or any Affiliate of the Originator (other than the Buyer, ARSC or the Issuer) (whether such claim, defense or credit arises out of the same or a related or an unrelated transaction) or (iii) is reduced on account of the obligation of the Originator to pay to the related Obligor any rebate or refund (each of the reductions and cancellations described above in clauses (i) through (iii), an “Originator Dilution Adjustment”), then the Originator shall pay such Originator Dilution Adjustment to the Buyer in accordance with Section 4.3(c).

(c)    On each Business Day, the Originator shall pay to the Buyer, in cash in accordance with Section 4.4, an amount (an “Originator Adjustment”) equal to the sum of (A) the aggregate Originator Dilution Adjustment, if any, for each day from and including the immediately preceding Business Day plus (B) the CMSC Noncomplying Asset Adjustment, if any, for each day from and including the immediately preceding Business Day. The CMSC Receivables that gave rise to any Originator Dilution Adjustment and any related CMSC Related Assets shall remain the property of the Buyer. From and after the day on which any CMSC Noncomplying Asset Adjustment is made, any collections received by the Buyer that are identified as proceeds of the Receivables that gave rise to such CMSC Noncomplying Asset Adjustment and any Related Property with respect to such Receivable shall be promptly returned to the Originator.

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Section 4.4    Payments and Computations, Etc. All amounts to be paid by the Originator to the Buyer hereunder shall be paid in accordance with the terms hereof no later than 11:00 a.m. (New York time) on the day when due in United States dollars in immediately available funds to an account specified in writing from time to time by the Buyer or its designee. Payments received by the Buyer after such time shall be deemed to have been received on the next Business Day. If any payment becomes due on a day that is not a Business Day, then such payment shall be made on the next succeeding Business Day. The Originator shall pay to the Buyer, on demand, interest on all amounts not paid when due hereunder at a rate equal to the Prime Rate plus 2% per annum; provided, however, that such interest rate shall not at any time exceed the maximum rate permitted by applicable law. All computations of interest payable hereunder shall be made on the basis of a year of 360 days for the actual number of days elapsed (including the first day but excluding the last day). All payments made under this Agreement shall be made without set-off or counterclaim.

ARTICLE V
CONDITIONS PRECEDENT

Section 5.1    Conditions Precedent to Sales and Purchases. No Purchase of CMSC Purchased Assets shall be made hereunder on any date on which the Buyer does not have sufficient funds available to pay the CMF Purchase Price in cash.

Section 5.2    Conditions Precedent to CMF Subordinated Loans. The Originator’s obligation to make each CMF Subordinated Loan under this Agreement shall be subject to the conditions precedent that on the date of such CMF Subordinated Loan:

(a)        the CMF Subordinated Note shall have been duly executed and delivered by the Buyer and shall be in full force and effect;

(b)        no Event of Bankruptcy shall have occurred and be continuing with respect to the Buyer; and

(c)        after giving effect to such CMF Subordinated Loan, the aggregate outstanding principal amount of the CMF Subordinated Note shall not exceed the CMF Subordinated Note Cap.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES

Section 6.1    Representations and Warranties of the Originator. In order to induce the Buyer to enter into this Agreement and to make Purchases hereunder, the Originator hereby makes the representations and warranties set forth in this Section 6.1, in each case as of

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 the date hereof, as of the Closing Date, as of the date of each Purchase hereunder and as of any other date specified in such representation and warranty.

(a)    Organization and Good Standing. The Originator is a corporation duly organized and validly existing in good standing under the laws of the State of Delaware and has full power and authority to own its properties and to conduct its business as such properties are presently owned and such business is presently conducted. The Originator had at all relevant times, and now has, all necessary power, authority and legal right to own and sell the CMSC Purchased Assets.

(b)        Due Qualification. The Originator is duly qualified to do business, is in good standing as a foreign corporation, and has obtained all necessary licenses and approvals in all jurisdictions in which the ownership or lease of property or the conduct of its business requires such qualification, licenses or approvals and in which the failure so to qualify or to obtain such licenses and approvals or to preserve and maintain such qualification, licenses or approvals could reasonably be expected to give rise to a Material Adverse Effect.
(c)        Power and Authority: Due Authorization. The Originator (i) has all necessary corporate power and authority (A) to execute and deliver this Agreement, the Contracts and the other Transaction Documents to which it is a party, (B) to perform its obligations under this Agreement, the Contracts and the other Transaction Documents to which it is a party and (C) to sell and assign the CMSC Purchased Assets transferred hereunder on and after such date, on the terms and subject to the conditions herein and therein provided and (ii) has duly authorized by all necessary corporate action such sale and assignment and the execution, delivery and performance of, and the consummation of the transactions provided for in, this Agreement, the Contracts and the other Transaction Documents to which it is a party.

(d)    Valid Sale; Binding Obligations. This Agreement constitutes a valid sale, transfer, set-over and conveyance to the Buyer of all of the Originator’s right, title and interest in, to and under the CMSC Receivables transferred hereunder on such date, which is perfected and of first priority (subject to Permitted Liens and Permitted Exceptions) under the UCC and other applicable law, enforceable against creditors of, and purchasers from, the Originator, free and clear of any Lien (other than Permitted Liens); and this Agreement constitutes, and each other Transaction Document to which the Originator is a party when duly executed and delivered will constitute, a legal, valid and binding obligation of the Originator, enforceable against the Originator in accordance with its terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) as such enforceability may be limited by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law. The Originator has no right, title or interest in or to any CMF Home, CMF Home Purchase Contract or any Receivable created or arising under any CMF Home Purchase Contract.

(e)    No Conflict or Violation. The execution, delivery and performance of, and the consummation of the transactions contemplated by, this Agreement and the other Transaction Documents to be signed by the Originator, and the fulfillment of the terms hereof

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and thereof, will not (i) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a material default under (A) the certificate of incorporation or the by-laws of the Originator or (B) any material indenture, loan agreement, mortgage, deed of trust or other material agreement or instrument to which the Originator is a party or by which it or any of its properties is bound, (ii) result in the creation or imposition of any Lien on any of the CMSC Purchased Assets pursuant to the terms of any such material indenture, loan agreement, mortgage, deed of trust or other material agreement or instrument other than this Agreement and the other Transaction Documents or (iii) conflict with or violate any federal, state, local or foreign law or any decision, decree, order, rule or regulation applicable to the Originator or of any federal, state, local or foreign regulatory body, administrative agency or other governmental instrumentality having jurisdiction over the Originator, which conflict or violation described in this clause (iii), individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(f)    Litigation and Other Proceedings. (i) There is no action, suit, proceeding or investigation pending, or to the best knowledge of the Originator threatened, against the Originator before any court, arbitrator, regulatory body, administrative agency or other tribunal or governmental instrumentality and (ii) the Originator is not subject to any order, judgment, decree, injunction, stipulation or consent order of or with any court or other government authority that, in the case of either of the foregoing clauses (i) or (ii), (A) asserts the invalidity of this Agreement or any other Transaction Document, (B) seeks to prevent the sale of any CMSC Purchased Asset by the Originator to the Buyer, the creation of a material amount of CMSC Receivables or the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document, (C) seeks any determination or ruling that, in the reasonable judgment of the Originator, would materially and adversely affect the performance by the Originator of its obligations under this Agreement or any other Transaction Document to which it is a party or the validity or enforceability of this Agreement or any other Transaction Document to which it is a party or (D) individually or in the aggregate for all such actions, suits, proceedings and investigations could reasonably be expected to have a Material Adverse Effect.

(g)    Governmental Approvals. Except where the failure to obtain or make such authorization, consent, order, approval or action could not reasonably be expected to have a Material Adverse Effect, (i) all authorizations, consents, orders and approvals of, or other actions by, any Governmental Authority that are required to be obtained by the Originator in connection with the conveyance of the CMSC Purchased Assets transferred hereunder on and after such date, or the due execution, delivery and performance by the Originator of this Agreement or any other Transaction Document to which it is a party and the consummation of the transactions contemplated by this Agreement or any other Transaction Documents to which it is a party have been obtained or made and are in full force and effect and (ii) all filings with any Governmental Authority that are required to be obtained in connection with such conveyance and the execution and delivery by the Originator of this Agreement have been made; provided, however, that prior to recordation pursuant to Section 8.3 or the sale of a Home to an Ultimate Buyer, record title to such Home may remain in the name of the related Transferred Employee and no recordation in real estate records of the conveyance pursuant to the related Home Purchase Contract or Home Sale Contract shall be made except as otherwise required or permitted under Section 2.01(d)(i) of the Transfer and Servicing Agreement.

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(h)    Margin Regulations. The Originator is not engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meanings of Regulations T, U and X of the Board of Governors of the Federal Reserve System). The Originator has not taken and will not take any action to cause the use of proceeds of the sales hereunder to violate said Regulations T, U or X.

(i)    Taxes. The Originator has filed (or there have been filed on its behalf as a member of a consolidated group) all tax returns and reports required by law to have been filed by it and has paid all taxes, assessments and governmental charges thereby shown to be owing by it, other than any such taxes, assessments or charges (i) that are being diligently contested in good faith by appropriate proceedings, for which adequate reserves in accordance with GAAP have been set aside on its books and that have not given rise to any Liens (other than Permitted Liens) or (ii) the amount of which, either singly or in the aggregate, would not have a Material Adverse Effect.

(j)    Solvency. After giving effect to the conveyance of CMSC Purchased Assets hereunder on such date, the Originator is solvent and able to pay its debts as they come due and has adequate capital to conduct its business as presently conducted.

(k)    Quality of Title/Valid Transfers.

(i)    Immediately before the Purchase to be made by the Buyer hereunder on such date, each CMSC Purchased Asset to be sold to the Buyer shall be owned by the Originator free and clear of any Lien (other than any Permitted Lien), and the Originator shall have made all filings and shall have taken all other action under applicable law in each relevant jurisdiction in order to protect and perfect the ownership interest of the Buyer and its successors and assigns in such CMSC Purchased Assets against all creditors of, and purchasers from, the Originator (subject to Permitted Exceptions).

(ii)    With respect to each CMSC Receivable transferred hereunder on such date, the Buyer shall acquire a valid and (subject to Permitted Exceptions) perfected ownership interest in such CMSC Receivable and any identifiable proceeds thereof, free and clear of any Lien (other than any Permitted Liens).

(iii)    Immediately prior to the sale of a CMSC Purchased Asset hereunder on such date, no effective financing statement or other instrument similar in effect that covers all or part of any CMSC Purchased Asset or any interest therein is on file in any recording office except such as may be filed (A) in favor of the Originator in accordance with the Pool Relocation Management Agreements, (B) in favor of the Buyer pursuant to this Agreement, (C) in favor of the Buyer’s successors and assigns pursuant to the Receivables Purchase Agreement, the Transfer and Servicing Agreement or the Indenture or otherwise filed by or at the direction of the Buyer’s successors and assigns or (D) to evidence any Mortgage on a CMSC Home created by a Transferred Employee.

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(iv)    The CMF Purchase Price constitutes reasonably equivalent value for the CMSC Purchased Assets conveyed in consideration therefor on such date, and no purchase of an interest in such CMSC Purchased Assets by the Buyer from the Originator constitutes a fraudulent transfer or fraudulent conveyance under the United States Bankruptcy Code or applicable state bankruptcy or insolvency laws or is otherwise void or voidable or subject to subordination under similar laws or principles or for any other reason.

(l)    Eligible Receivables. Each CMSC Receivable included in the CMSC Purchased Assets transferred hereunder on such date, unless otherwise identified to the Buyer and its assignees by the Originator in the related Daily Originator Report, is an Eligible Receivable on such date.

(m)    Accuracy of Information. All written information furnished by the Originator to the Buyer or its successors and assigns pursuant to or in connection with any Transaction Document or any transaction contemplated herein or therein with respect to the CMSC Purchased Assets transferred hereunder on such date is true and correct in all material respects on such date.

(n)    Offices. The principal place of business and chief executive office of the Originator is located, and the offices where the Originator keeps all CMSC Records (and all original documents relating thereto) are located, at the addresses specified in Schedule 6.1(n), except that (i) Home Deeds and related documents necessary to close CMSC Home sale transactions, including powers of attorney, may be held by local attorneys or escrow agents acting on behalf of the Originator in connection with the sale of CMSC Homes to Ultimate Buyers, so long as such local attorneys are notified of the interest of the Buyer and the Buyer’s assignees therein and (ii) CMSC Records relating to any Pool Relocation Management Agreement and the Receivables arising thereunder or in connection therewith may be maintained at the offices of the related Employer.

(o)    Payment Instructions to Obligors. The Originator has instructed (i) all Obligors to remit all payments on the CMSC Purchased Assets directly to one of the Lockboxes or Lockbox Accounts, (ii) all Lockbox Banks to deposit all CMSC Collections remitted to a Lockbox directly to the related Lockbox Account and (iii) all Persons receiving CMSC Home Sale Proceeds to deposit such CMSC Home Sale Proceeds in one of the Lockboxes or Lockbox Accounts within two Business Days after receipt, except to the extent a longer escrow period is required under applicable law, in which case such CMSC Home Sale Proceeds shall be deposited into one of the Lockboxes or Lockbox Accounts within one Business Day after the expiration of such period.

(p)    Investment Company Act. The Originator is not, and is not controlled by, an “investment company” registered or required to be registered under the Investment Company Act.

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(q)    Accounting for Certain Assets. (i) If the CMSC Receivables sold on such date hereunder had not been sold to the Buyer hereunder, and if interests therein had not been transferred by the Buyer in accordance with the Transaction Documents, all CMSC Receivables would have been and at all times would be represented in the financial statements and records of the Originator as accounts receivable or amounts owed from Obligors in accordance with GAAP consistently applied by the Originator and (ii) in accordance with GAAP consistently applied, upon the sale of any CMSC Home to an Ultimate Buyer, any such obligation relating to any Equity Payment, Mortgage Payoff or Mortgage Payment with respect to such CMSC Home would be reduced by the amount of the cash proceeds of the sale of such CMSC Home (in some cases, net of certain Direct Expenses relating to such CMSC Home).

(r)    ERISA. Each Plan is in compliance with all applicable material provisions of ERISA, and the Originator or the relevant ERISA Affiliate has received a favorable determination letter from the Internal Revenue Service that each Plan intended to be qualified under Section 401(a) of the Code is so qualified. No Plan has incurred an “accumulated funding deficiency” (within the meaning of Section 302 of ERISA or Section 412 of the Code), whether or not waived. Neither the Originator nor any ERISA Affiliate (i) has incurred or expects to incur any liability under Title IV of ERISA with respect to any Plan that could give rise to a lien in favor of the PBGC other than liability for the payment of premiums, all of which have been timely paid when due in accordance with Section 4007 of ERISA, (ii) has incurred or expects to incur any withdrawal liability within the meaning of Section 4201 of ERISA, (iii) is subject to any lien under Section 412(n) of the Code or Sections 302(f) or 4068 of ERISA or arising out of any action brought under Sections 4070 or 4301 of ERISA or (iv) is required to provide security to a Plan under Section 401(a)(29) of the Code. The PBGC has not instituted proceedings to terminate any Plan or to appoint a trustee or administrator of any such Plan, and no circumstances exist that constitute grounds under Section 4042 of ERISA to commence any such proceedings.

(s)    Legal Names. Except as described in Schedule 6.1(s), since January 1, 1995, the Originator (i) has not been known by any legal name other than its corporate name as of the date hereof, except as otherwise permitted pursuant to Section 7.3(d), (ii) has not been the subject of any merger or other corporate reorganization that resulted in a change of name, identity or corporate structure and (iii) has not used any trade names other than its actual corporate name.

(t)    Compliance with Applicable Laws. The Originator is in compliance with the requirements of all applicable laws, rules, regulations and orders of all Governmental Authorities (federal, state, local or foreign, including without limitation Environmental Laws), a violation of any of which, individually or in the aggregate for all such violations, is reasonably likely to have a Material Adverse Effect.

(u)    Credit and Collection Policy. The copy of the Credit and Collection Policy of the Originator attached as Exhibit 6.1(u) to this Agreement is a true and complete copy thereof. As of the date each CMSC Purchased Asset is transferred hereunder, the Originator has complied in all applicable material respects with the Credit and Collection Policy with respect to such CMSC Purchased Asset transferred on such date and the related Contract. There has been

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no change to the Credit and Collection Policy that would be reasonably likely to adversely affect the collectibility of any material portion of the CMSC Receivables or other CMSC Purchased Assets or to decrease the credit quality of any newly created CMSC Receivables or other CMSC Purchased Assets.

(v)    Environmental. On such date, to the best knowledge of the Originator, (i) there are no (A) pending or threatened claims, complaints, notices or requests for information received by the Originator with respect to any alleged violation of any Environmental Law in connection with any CMSC Home relating to any CMSC Receivable transferred hereunder on such date or (B) pending or threatened claims, complaints, notices or requests for information received by the Originator regarding potential liability under any Environmental Law in connection with any CMSC Home relating to any CMSC Receivable transferred hereunder on such date and (ii) the Originator is in material compliance with all permits, certificates, approvals, licenses and other authorizations relating to environmental matters, if any, that are required to be held by it under applicable law in connection with any CMSC Homes relating to any CMSC Receivable transferred hereunder on such date, other than those that, in the case of either clause (i) or (ii), singly or in the aggregate, are not reasonably likely to have a Material Adverse Effect.

(w)    Pool Relocation Management Agreements. The Pool Relocation Management Agreements include all Relocation Management Agreements to which the Originator is a party except for Excluded Contracts.

(x)    Indebtedness for Borrowed Money. As of the Closing Date, the Originator has no Indebtedness for Borrowed Money.

Section 6.2    Representations and Warranties of the Buyer. The Buyer hereby represents and warrants, on and as of the date hereof and on and as of the Closing Date, that (a) this Agreement has been duly authorized, executed and delivered by the Buyer and constitutes the Buyer’s valid, binding and legally enforceable obligation, except (i) as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) as such enforceability may be limited by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law, (b) the execution, delivery and performance of this Agreement does not violate any federal, state, local or foreign law applicable to the Buyer or any agreement to which the Buyer is a party and (c) all of the outstanding capital stock of the Buyer is directly or indirectly owned by the Originator, and all such capital stock is fully paid and nonassessable.

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ARTICLE VII
GENERAL COVENANTS

Section 7.1    Affirmative Covenants of the Originator. From the Closing Date until the termination of this Agreement in accordance with Section 11.4, the Originator hereby agrees that it will perform the covenants and agreements set forth in this Section 7.1.

(a)    Compliance with Laws, Etc. The Originator will comply in all material respects with all applicable laws, rules, regulations, judgments, decrees and orders (including without limitation those relating to the CMSC Receivables, CMSC Home Purchase Contracts, CMSC Related Assets and all Environmental Laws affecting any CMSC Home), in each case to the extent that any such failure to comply, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(b)    Preservation of Corporate Existence. The Originator (i) will preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation (other than any change in corporate status by reason of a merger or consolidation permitted by Section 7.3(c)) and (ii) will qualify and remain qualified in good standing as a foreign corporation in each jurisdiction in which the failure to preserve and maintain such qualification as a foreign corporation could reasonably be expected to have a Material Adverse Effect.

(c)    Keeping of Records and Books of Account. The Originator will maintain and implement administrative and operating procedures (including without limitation an ability to recreate records evidencing the CMSC Purchased Assets in the event of the destruction of the originals thereof) and will keep and maintain all documents, books, records and other information that are necessary or advisable, in the reasonable determination of the Buyer, for the collection of all amounts due under any or all CMSC Purchased Assets. Upon the reasonable request of the Buyer or its assignees made at any time after the occurrence and continuance of an Unmatured Servicer Default or a Servicer Default, the Originator will deliver copies of all CMSC Records maintained pursuant to this Section 7.1(c) to the Buyer or its designee. The Originator will maintain at all times accurate and complete books, records and accounts relating to the CMSC Purchased Assets and all CMSC Collections, in which timely entries will be made. The Originator’s master data processing records will be marked to indicate the sales of all CMSC Purchased Assets to the Buyer hereunder and will include without limitation all payments received and all credits and extensions granted with respect to the CMSC Purchased Assets.

(d)    Location of Records and Offices. The Originator will keep its principal place of business and chief executive office and the offices where it keeps all CMSC Records (and all original documents relating thereto other than those CMSC Records that are maintained with local attorneys or escrow agents or at the offices of the relevant Employer as described in Section 6.1(n)) at the addresses specified in Schedule 6.1(n) or, upon not less than 30 days’ prior written notice given by the Originator to the Buyer and its assignees, at such other locations in jurisdictions in the United States of America where all action required by Section 8.3 has been taken and completed.

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(e)    Separate Corporate Existence of the Buyer. The Originator hereby acknowledges that the parties to the Transaction Documents are entering into the transactions contemplated by the Transaction Documents in reliance on the Buyer’s identity as a legal entity separate from the Originator and the other CMS Persons. From and after the date hereof until the Final Payout Date, the Originator will, and will cause each other CMS Person to, take such actions on the part of the Originator or such CMS Person as shall be required in order that:

(i)    The Buyer’s operating expenses will not be paid by any CMS Person, except that certain organizational expenses of the Buyer and expenses relating to creation and initial implementation of the Transaction Documents have been or will be paid by the Originator;

(ii)    Any financial statements of any CMS Person that are consolidated to include the Buyer will contain appropriate footnotes clearly stating that (A) all of the Buyer’s assets are owned by the Buyer and (B) the Buyer is a separate corporate entity with its own separate creditors that will be entitled to be satisfied out of the Buyer’s assets prior to any value in the Buyer becoming available to the Buyer’s equity holders;

(iii)    Any transaction between the Buyer and a CMS Person will be fair and equitable to the Buyer, will be the type of transaction that would be entered into by a prudent Person in the position of the Buyer with a CMS Person and will be on terms that are at least as favorable as may be obtained from a Person that is not a CMS Person; and

(iv)    No CMS Person will be, or will hold itself out to be, responsible for the debts of the Buyer.

(f)    Payment Instruction to Obligors. The Originator will (i) instruct all Obligors to submit all payments on the CMSC Purchased Assets either (A) to one of the Lockboxes maintained at the Lockbox Banks for deposit in a Lockbox Account or (B) directly to one of the Lockbox Accounts and (ii) instruct all Persons receiving Home Sale Proceeds to deposit such Home Sale Proceeds in one of the Lockboxes or Lockbox Accounts within two Business Days after such receipt, except to the extent a longer escrow period is required under applicable law, in which case such Home Sale Proceeds will be deposited into one of the Lockboxes or Lockbox Accounts within one Business Day after the expiration of such period. The Originator will direct all Obligors with respect to receivables and related assets that are not CMSC Receivables or CMF Receivables to deposit all collections in respect of such receivables and related assets in an account that is not a Lockbox or Lockbox Account and will take such other steps as the Buyer reasonably may request to ensure that all collections on such receivables and related assets will be segregated from CMSC Collections and CMF Collections.

(g)    Segregation of Collections. The Originator will use reasonable efforts to minimize the deposit of any funds other than CMSC Collections or CMF Collections into any of the Lockbox Accounts and, to the extent that any such funds are deposited into any of such Lockbox Accounts, promptly will identify any such funds or will cause such funds to be so

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identified to the Servicer, it being understood and agreed that the Originator does not hereby assume any affirmative duty to re-direct Obligors to remit funds to alternate locations.

(h)    Identification of Eligible Receivables. The Originator will (i) establish and maintain necessary procedures for determining, no less frequently than each date on which a Daily Originator Report is required to be delivered pursuant to Section 3.1(a), whether each CMSC Receivable qualifies as an Eligible Receivable, and for identifying on any such date all CMSC Receivables to be sold to the Buyer on that date that are not Eligible Receivables and (ii) will provide to the Servicer in a timely manner information that shows whether, and to what extent, the CMSC Receivables described in such Daily Originator Report are Eligible Receivables.

(i)    Payment of Taxes. The Originator will file (or there will be filed on its behalf as a member of a consolidated group) all tax returns and reports required by law to be filed by it and will pay all taxes, assessments and governmental charges thereby shown to be owing by it, except for any such taxes, assessments or charges (i) that are being diligently contested in good faith by appropriate proceedings, for which adequate reserves in accordance with GAAP have been set aside on its books and that have not given rise to any Liens (other than Permitted Liens) or (ii) the amount of which, either singly or in the aggregate, would not have a Material Adverse Effect.

(j)    Accounting for Certain Assets. To the extent permitted by applicable law and GAAP, the Originator will (i) prepare all financial statements that account for the transactions contemplated hereby as a sale of the CMSC Purchased Assets by the Originator to the Buyer and, in all other respects, will account for and treat the transactions contemplated hereby (including but not limited to accounting and (to the extent taxes are not consolidated) for tax reporting purposes) as a sale of the CMSC Purchased Assets by the Originator to the Buyer and (ii) maintain and prepare its financial statements and records in accordance with GAAP, applied in accordance with the representation contained in Section 6.1(q).

(k)    Receivables Reviews. Upon reasonable prior notice, the Originator will permit the Buyer or its assignees (or other Persons designated by the Buyer from time to time) or their agents or representatives (including without limitation certified public accountants or other auditors), at the expense of the Originator and during regular business hours, (i) to examine and make copies of and abstracts from, and to conduct accounting reviews of, all CMSC Records in the possession or under the control of the Originator, including without limitation the related Contracts, invoices and other documents related thereto and (ii) to visit the offices and properties of the Originator for the purpose of examining any materials described in the preceding clause (i) and to discuss matters relating to the CMSC Receivables or the other CMSC Purchased Assets or the performance by the Originator of its obligations under any Transaction Document to which it is a party with any Authorized Officers of the Originator having knowledge of such matters or with the Originator’s certified public accountants or other auditors; provided, however, that all such reviews will occur no more frequently than twice per year (with only the first such review in any year being at the Originator’s expense) unless (i) CMSC is the Servicer and a Servicer Default has occurred and is continuing or (ii) the Buyer or its successor or assignee has given advance written notice to the Originator that it believes the composition and/or performance of

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the CMSC Purchased Assets have deteriorated in a manner materially adverse to the interests of the Buyer or its assignees.

(l)    Computer Software, Hardware and Services. The Originator will provide the Buyer and its assignees with such licenses, sublicenses and/or assignments of contracts as the Servicer, the Buyer or the Buyer’s assignees require with respect to all services and computer hardware or software that relate to the servicing of the CMSC Receivables or the other CMSC Purchased Assets; provided, however, that with respect to any computer software licensed from a third party, the Originator will be required to provide such licenses, sublicenses and/or assignments of such software only to the extent that provision of the same would not violate the terms of any contracts of the Originator with such third party.

(m)    Environmental Claims. The Originator will use commercially reasonable efforts to promptly cure and have dismissed with prejudice to the satisfaction of the Buyer any actions and any proceedings relating to compliance with Environmental Laws relating to any CMSC Home, but only to the extent that the conditions that gave rise to such proceedings were in existence as of the date on which the Buyer acquired the related CMSC Receivable.

(n)    Turnover of Collections. If the Originator or any of its agents or representatives at any time receives any cash, checks or other instruments constituting CMSC Collections or CMF Collections, such recipient will segregate and hold such payments in trust for, and in a manner acceptable to, the Servicer and will, promptly upon receipt (and in any event within one Business Day following receipt) remit all such cash, checks and instruments, duly endorsed or with duly executed instruments of transfer, to a Lockbox Account.

(o)    Performance and Compliance by Originator with Relocation Management Agreements. The Originator will, at its expense, timely and fully perform and comply with all provisions, covenants and other promises required to be observed by it under the Pool Relocation Management Agreements, the CMSC Home Purchase Contracts and other Contracts related to the CMSC Purchased Assets.

(p)    Compliance with Credit and Collection Policy. The Originator will comply in all applicable material respects with the Credit and Collection Policy with respect to each CMSC Purchased Asset and will not take any action in violation of the Credit and Collection Policy with respect to any other ARSC Purchased Asset.

Section 7.2    Reporting Requirements. From the Closing Date until the termination of this Agreement in accordance with Section 11.4, the Originator agrees that it will furnish to the Buyer or its assignees:

(a)    Annual Financial Statements. As soon as available and in any event within 95 days after the end of each fiscal year of the Performance Guarantor and the Originator, as applicable, copies of (i) the consolidated balance sheet of the Performance Guarantor and its consolidated subsidiaries as at the end of such fiscal year and the related statements of earnings and cash flows and stockholders’ equity of the Performance Guarantor and its consolidated subsidiaries for such fiscal year, setting forth in each case in comparative form the corresponding

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figures for the preceding fiscal year and prepared in accordance with GAAP applied consistently throughout the periods reflected therein, certified by Deloitte & Touche (or such other independent certified public accountants of nationally recognized standing in the United States of America as shall be selected by the Performance Guarantor) and (ii) copies of the statements of earnings of the Originator on a consolidated basis for such fiscal year, setting forth in each case in comparative form the corresponding figures for the preceding fiscal year and certified by the chief financial officer, chief accounting officer or controller of the Originator (it being understood and agreed that such statements of earnings will be prepared in accordance with the Originator’s customary management accounting practices as in effect on the date hereof and need not be prepared in accordance with GAAP);

(b)    Material Adverse Effect. Promptly and in any event within two Business Days after the president, chief financial officer, controller or treasurer of the Originator has actual knowledge thereof, written notice that describes in reasonable detail any event or occurrence with respect to CMSC that, individually or in the aggregate for all such events or occurrences, has had, or that such Authorized Officer in its reasonable good faith judgment determines could reasonably be expected to have, a Material Adverse Effect (as defined in the Indenture);

(c)    Proceedings. Promptly and in any event within five Business Days after an Authorized Officer of the Originator has knowledge thereof, written notice of (i) any litigation, investigation or proceeding of the type described in Section 6.1(f) not previously disclosed to the Buyer, (ii) any material adverse development that has occurred with respect to any such previously disclosed litigation, investigation or proceeding or (iii) any CMF Purchase Termination Event or event which, with the giving of notice or passage of time or both, would constitute a CMF Purchase Termination Event;

(d)    ERISA Event. (i) As soon as possible and in any event within 30 days after the Originator or any ERISA Affiliate knows or has reason to know that a “reportable event” (as defined in Section 4043 of ERISA) has occurred with respect to any Plan, a statement of an Authorized Officer of the Originator setting forth details as to such reportable event and the action that the Originator or an ERISA Affiliate proposes to take with respect thereto, together with a copy of the notice of such reportable event, if any, given to the PBGC, the Internal Revenue Service or the Department of Labor; (ii) promptly and in any event within 10 Business Days after receipt thereof, a copy of any notice the Originator or any ERISA Affiliate receives from the PBGC relating to the intention of the PBGC to terminate any Plan or to appoint a trustee to administer any such Plan; (iii) promptly and in any event within 10 Business Days after a filing with the PBGC pursuant to Section 412(n) of the Code of a notice of failure to make a required installment or other payment with respect to a Plan, a statement of the chief financial officer of the Originator setting forth details as to such failure and the action that the Originator or an ERISA Affiliate proposes to take with respect thereto, together with a copy of such notice given to the PBGC; and (iv) promptly and in any event within 30 Business Days after receipt thereof by the Originator or any ERISA Affiliate from the sponsor of a multiemployer plan (as defined in Section 3(37) of ERISA), a copy of each notice received by the Originator or any ERISA Affiliate concerning the imposition of withdrawal liability or a determination that a multiemployer plan is, or is expected to be, terminated or reorganized;

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(e)    Environmental Claims. Promptly and in any event within five Business Days after receipt thereof, notice and copies of all written claims, complaints, notices, actions, proceedings, requests for information or inquiries relating to the condition of any CMSC Homes or compliance with Environmental Laws relating to the CMSC Homes, other than those received in the ordinary course of business and that, singly or in the aggregate, do not represent events or conditions that would cause the representation set forth in Section 6.1(v) to be incorrect; and

(f)    Other. Promptly, from time to time, such other information, documents, records or reports with respect to the CMSC Purchased Assets or the condition or operations, financial or otherwise, of the Originator as the Buyer or its assignees may from time to time reasonably request in order to protect the interests of the Buyer or such assignees under or as contemplated by this Agreement and the other Transaction Documents, including timely delivery of all such information required under any Enhancement Agreement.

Section 7.3    Negative Covenants of the Originator. From the Closing Date until the termination of this Agreement in accordance with Section 11.4, the Originator agrees that it will not:

(a)    Sales, Liens, Etc. Sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Lien (other than Permitted Liens) of anyone claiming by or through it on or with respect to, any ARSC Purchased Asset or Excluded Asset or any interest therein or any Lockbox or Lockbox Account, other than (i) sales of CMSC Purchased Assets pursuant to this Agreement, (ii) sales of CMSC Homes in accordance with the applicable Contracts and (iii) transfers of Excluded Assets where the transferee has executed and delivered to the Indenture Trustee an Acknowledgement Letter;

(b)    Change in Business or Credit and Collection Policy. (i) Make any material change in the Credit and Collection Policy or (ii) make any material change in the character of its employee relocation business or engage in any business unrelated to such business as currently conducted that, in either case, individually or in the aggregate with all other such changes, would be reasonably likely to have a material adverse effect on the composition or performance of the CMSC Purchased Assets;

(c)    No Mergers, Etc. Consolidate with or merge with or into any other Person or convey, transfer or sell all or substantially all of its properties and assets to any Person, unless:

(i)    (A) the Originator is the surviving entity thereof or, if the Originator is not the surviving entity thereof, (x) the Person formed by such consolidation or into which the Originator is merged or the Person that acquires by conveyance, transfer or sale all or substantially all of the properties and assets of the Originator (any such Person, the “Surviving Entity”) is an entity organized and existing under the laws of the United States of America or any State thereof, (y) such Surviving Entity expressly assumes, by an agreement supplemental hereto in form and substance satisfactory to the Buyer and its assignees, performance of every covenant and obligation of the Originator hereunder and under the other Transaction

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Documents to which the Originator is a party and (z) such Surviving Entity delivers to the Buyer and its assignees an opinion of counsel that such Surviving Entity is duly organized and validly existing under the laws of its organization, has duly executed and delivered such supplemental agreement, and such supplemental agreement is a valid and binding obligation of such Surviving Entity, enforceable against such Surviving Entity in accordance with its terms (subject to customary exceptions relating to bankruptcy and equitable principles) and covering such other matters as the Buyer or its assignees may reasonably request;

(ii)    all actions necessary to maintain the perfection of the security interests or ownership interests of the Buyer in the CMSC Purchased Assets in connection with such consolidation, merger, conveyance or transfer have been taken, as evidenced by an opinion of counsel reasonably satisfactory to the Buyer and its assignees;

(iii)    so long as the Originator is the Servicer, no Servicer Default or Unmatured Servicer Default is then occurring or would result from such merger, consolidation, conveyance or transfer; and

(iv)    any necessary consents of each applicable Series Enhancer have been obtained.

(d)    Change in Name. Change its corporate name or the name under or by which it conducts its core relocation business or the jurisdiction in which it is incorporated unless the Originator has given the Buyer and its assignees and each rating agency then rating any Series of Notes at least 30 days’ prior written notice thereof and unless, prior to any such change in name or jurisdiction of incorporation, the Originator has taken and completed all action required by Section 8.3;

(e)    Home Deeds. Record any Home Deeds with respect to any Homes except at the direction of the Buyer or its assignees or as permitted by Section 8.3 hereof or by Section 2.01(d)(i) of the Transfer and Servicing Agreement; and

(f)    Termination of Relocation Management Agreements. Terminate any Pool Relocation Management Agreement, CMSC Home Purchase Contract, CMSC Home Sale Contract, CMSC Equity Loan Note or CMSC Equity Loan Agreement except in accordance with the Credit and Collection Policy.

(g)    Extension or Amendment. Extend, amend or otherwise modify the terms of any Receivable included in the ARSC Purchased Assets, or amend, modify or waive any material term or condition related thereto, except in accordance with Section 3.10 of the Transfer and Servicing Agreement.

(h)    Change in Payment Instruction to Obligors. Make any change in its instructions to Obligors or other Persons regarding payments to be made to the Originator

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 or payments to be made to any Lockbox Account (except for a change in instructions solely for the purpose of directing such Obligors or other Persons to make such payments to another existing Lockbox Account), unless (i) the Indenture Trustee has received copies of a Lockbox Agreement with each new Lockbox Bank duly executed by the Originator, the Buyer, the Issuer, the Indenture Trustee and such Lockbox Bank and (ii) in the case of any termination, the Buyer or its successors and assigns have received evidence to their satisfaction that the Obligors that were making payments into a terminated Lockbox Account have been instructed in writing to make payments into another Lockbox Account then in use.

(i)    Home Purchase Contracts. Purchase any Home or make any Equity Payments, Mortgage Payoffs, or Mortgage Payments on or after the Closing Date other than Equity Payments, Mortgage Payoffs and Mortgage Payments with respect to CMSC Homes.

(j)    Indebtedness for Borrowed Money. Create, incur, guarantee or permit to exist any Indebtedness for Borrowed Money, except for (A) any such Indebtedness owed on an intercompany basis to the Performance Guarantor or any Affiliate thereof and (B) any such Indebtedness to a Person that has executed and delivered an Acknowledgment Letter in favor of the Originator and the Buyer and its successors and assigns, including any Series Enhancer.

Section 7.4    Affirmative Covenants of the Buyer. From the Closing Date until the termination of this Agreement in accordance with Section 11.4, the Buyer hereby agrees that it will perform the covenants and agreements set forth in this Section 7.4.

(a)    The Buyer hereby acknowledges that the parties to the Transaction Documents are entering into the transactions contemplated by the Transaction Documents in reliance upon the Buyer’s identity as a legal entity separate from the Originator and the other CMS Persons. From and after the date hereof until one year and one day after the Final Payout Date, the Buyer will take such actions as shall be required in order that:

(i)    The Buyer will conduct its business in office space allocated to it and for which it pays an appropriate rent and overhead allocation;

(ii)    The Buyer will maintain corporate records and books of account separate from those of each CMS Person and telephone numbers and stationery that are separate and distinct from those of each CMS Person;

(iii)    The Buyer’s assets will be maintained in a manner that facilitates their identification and segregation from those of any CMS Person;

(iv)    The Buyer will strictly observe corporate formalities in its dealings with the public and with each CMS Person, and funds or other assets of the Buyer will not be commingled with those of any CMS Person, except as expressly permitted by the Transaction Documents. The Buyer will at all times, in its dealings with the public and

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with each CMS Person, hold itself out and conduct itself as a legal entity separate and distinct from each CMS Person. The Buyer will not maintain joint bank accounts or other depository accounts to which any CMS Person (other than the Originator in its capacity as Servicer under the Transfer and Servicing Agreement) has independent access;

(v)    The duly elected board of directors of the Buyer and duly appointed officers of the Buyer will at all times have sole authority to control decisions and actions with respect to the daily business affairs of the Buyer;

(vi)    Not less than one member of the Buyer’s board of directors will be an Independent Director. The Buyer will observe those provisions in its certificate of incorporation that provide that the Buyer’s board of directors will not approve, or take any other action to cause the filing of, a voluntary bankruptcy petition with respect to the Buyer unless the Independent Director and all other members of the Buyer’s board of directors unanimously approve the taking of such action in writing prior to the taking of such action;

(vii)    The Buyer will compensate each of its employees, consultants and agents from the Buyer’s own funds for services provided to the Buyer;

(viii)    The Buyer will not hold itself out to be responsible for the debts of any CMS Person; and

(ix)    The Buyer will take all actions necessary on its part to be taken in order to ensure that the facts and assumptions relating to the Buyer set forth in the opinions of Orrick, Herrington & Sutcliffe LLP of even date herewith relating to true sale matters with respect to the Purchase of the CMSC Purchased Assets hereunder and substantive consolidation matters with respect to the Originator and the Buyer will be true and correct at all times.

(b)    The Buyer assumes no obligations of the Originator under the Pool Relocation Management Agreements with respect to any CMSC Home Purchase Contracts, including without limitation the obligations of the Originator to make Equity Payments, Mortgage Payoffs and Mortgage Payments with respect to CMSC Homes. The Buyer will enter into all Home Purchase Contracts under the Pool Relocation Management Agreements in its own name and will make all Equity Payments, Mortgage Payoffs and Mortgage Payments from and after the Closing Date other than Equity Payments, Mortgage Payoffs and Mortgage Payments with respect to CMSC Homes.

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ARTICLE VIII
ADDITIONAL RIGHTS AND OBLIGATIONS IN
RESPECT OF THE CMSC PURCHASED ASSETS

Section 8.1    Rights of the Buyer.

(a)    Subject to Section 8.4(b), the Originator hereby authorizes the Buyer and its assignees and designees to take any and all steps in the Originator’s name and on behalf of the Originator that the Buyer, the Servicer and/or their respective designees determine are reasonably necessary or appropriate to collect all amounts due under any and all CMSC Purchased Assets, including without limitation endorsing the name of the Originator on checks and other instruments representing CMSC Collections and enforcing such CMSC Purchased Assets.

(b)    The Buyer shall have no obligation to account for, to replace, to substitute or to return any CMSC Purchased Asset to the Originator, except as provided in Section 4.3(c).

(c)    The Buyer shall have the unrestricted right to further assign, transfer, deliver, hypothecate, subdivide or otherwise deal with the CMSC Purchased Assets and all of the Buyer’s right, title and interest in, to and under this Agreement on whatever terms the Buyer determines, pursuant to the Receivables Purchase Agreement or otherwise.

(d)    As between the Originator and the Buyer, the Buyer shall have the sole right to retain any gains or profits created by buying, selling or holding the CMSC Purchased Assets.

Section 8.2    Responsibilities of the Originator. Anything herein to the contrary notwithstanding:

(a)    The Originator agrees to deliver directly to the Servicer (for the Buyer’s account), within one Business Day after receipt thereof, any CMSC Collections or CMF Collections that it receives, in the form so received, and agrees that all such CMSC Collections and CMF Collections will be deemed to be received in trust for the Buyer and its assignees and will be maintained and segregated separate and apart from all other funds and moneys of the Originator until delivery of such CMSC Collections and CMF Collections to the Servicer; and

(b)    The Originator hereby grants to the Buyer an irrevocable power of attorney, with full power of substitution, coupled with an interest, to take in the name of the Originator all steps necessary or advisable to endorse, negotiate or otherwise realize on any writing or other right of any kind held or transmitted by the Originator or transmitted or received by the Buyer (whether or not from the Originator) in connection with any CMSC Purchased Asset (which power of attorney may be exercised by the Buyer’s successors and assigns in accordance with Section 8.4 and Section 11.12(b)).

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(c)    The Originator shall perform all of its obligations hereunder and under the Pool Relocation Management Agreements and other Contracts related to the CMSC Purchased Assets to which it is a party (other than those obligations undertaken by the Buyer as provided in Section 7.4(b)) to the same extent as if such CMSC Purchased Assets had not been sold hereunder, and the exercise by the Buyer or its designee or assignee of the Buyer’s rights hereunder or in connection herewith shall not relieve the Originator from any of its obligations under any such Pool Relocation Management Agreements or Contracts related to the CMSC Purchased Assets to which it is a party. Notwithstanding the foregoing, the Originator acknowledges that the Buyer or its designees are entitled to perform such obligations to the extent permitted under the Transaction Documents.

Section 8.3    Further Action Evidencing Purchases. The Originator agrees that from time to time, at its expense and upon reasonable request, it will promptly execute and deliver all further instruments and documents and take all further action as is reasonably necessary to perfect, protect or more fully evidence the Purchase of the CMSC Purchased Assets by the Buyer hereunder, or to enable the Buyer or its assignees to exercise or enforce any of its rights hereunder or under any other Transaction Document to which the Originator is a party; provided, however, that the Originator will not file or record any Home Deeds except (i) in its capacity as the Servicer pursuant to the Transfer and Servicing Agreement and in accordance with the terms thereof and (ii) at any time, to the extent such recordation is required by local law, regulation or custom. No Home Deeds or Home Purchase Contracts may be recorded in the name of the Originator other than Home Deeds relating to CMSC Homes and CMSC Home Purchase Contracts. Without limiting the generality of the foregoing, the Originator shall:

(a)    upon the Buyer’s request, execute and file such financing or continuation statements or amendments thereto or assignments thereof and such other instruments or notices as the Buyer or its assignees may reasonably determine to be necessary or appropriate; and

(b)    mark the master data processing records evidencing the CMSC Purchased Assets and, if requested by the Buyer or its assignees, legend the related Pool Relocation Management Agreements and CMSC Home Purchase Contracts to reflect the sale of the CMSC Purchased Assets to the Buyer pursuant to this Agreement.

The Originator hereby authorizes the Buyer and its assignees to file one or more financing or continuation statements and amendments thereto and assignments thereof with respect to all or any of the CMSC Purchased Assets, in each case whether now existing or hereafter generated by the Originator. If (i) the Originator fails to perform any of its agreements or obligations under this Agreement and does not remedy such failure within the applicable cure period, if any, and (ii) the Buyer or its assignees in good faith reasonably believes that the performance of such agreements and obligations is necessary or appropriate to protect the interests of the Buyer or its assignees under this Agreement, then the Buyer or its assignees may (but shall not be required to) perform or cause performance of such agreement or obligation, and the reasonable expenses of the Buyer or its assignees incurred in connection with such performance shall be payable by the Originator as provided in Section 10.1.

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Section 8.4    CMSC Collections; Rights of the Buyer and its Assignees.

At any time following the designation of a Servicer other than the Originator pursuant to the Transfer and Servicing Agreement:

(a)    The Buyer or its assignees may direct the Obligors of CMSC Receivables, or any of them, to pay all amounts payable under any CMSC Receivable directly to the Buyer or its assignees;

(b)    At the request of the Buyer or its assignees and at the Originator’s expense, the Originator shall give notice of such ownership to each said Obligor and direct that payments be made directly to the Buyer or its assignees;

(c)    At the request of the Buyer or its assignees and at the Originator’s expense, the Originator shall (A) assemble all of the CMSC Records, to the extent such CMSC Records are in its possession, and make the same available at a place selected by the Buyer or its successors and assigns, or instruct any escrow agents holding any such documents, instruments and other records on its behalf to make the same available and (B) segregate all cash, checks and other instruments received by it from time to time constituting CMSC Collections or CMF Collections in a manner reasonably acceptable to the Buyer or its assignees and, promptly upon receipt, remit all such cash, checks and instruments, duly endorsed or with duly executed instruments of transfer, to the Buyer or its assignees; and

(d)    The Originator hereby authorizes the Buyer or its assignees to take any and all steps in the Originator’s name and on behalf of the Originator that are necessary or desirable, in the reasonable determination of the Buyer or its assignees, to collect all amounts due under any and all CMSC Purchased Assets, including without limitation endorsing the Originator’s name on checks and other instruments representing CMSC Collections and enforcing the CMSC Purchased Assets.

ARTICLE IX
TERMINATION

Section 9.1    CMF Purchase Termination Events. The following events shall be “CMF Purchase Termination Events”:

(a)    The occurrence of an Event of Default or an Amortization Event with respect to all outstanding Series of Notes; or

(b)    Any representation or warranty made by the Originator under any of the Transaction Documents, any Receivables Activity Report or other information or report delivered by the Originator (including in its capacity as Servicer) with respect to the Originator or the CMSC Purchased Assets shall prove to have been untrue or incorrect in any material

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 respect when made or deemed to have been made, and such failure could be reasonably expected to have a Material Adverse Effect and such occurrence remains unremedied for 30 days; provided, however, that any such incorrect representation relating to a CMSC Receivable with respect to which the Originator has made a CMSC Noncomplying Asset Adjustment pursuant to Section 4.3(a) shall not constitute a CMF Purchase Termination Event; or

(c)    (i) The Originator shall fail to perform or observe, as and when required, any term, covenant or agreement contained in this Agreement or any of the other Transaction Documents to which it is a party or any Contract required on its part to be performed or observed, and such failure shall remain unremedied for: (A) in the case of a failure to deliver any Daily Originator Report pursuant to Section 3.1(a), ten calendar days (provided, however, that such ten-day period may be extended for an additional three days if such failure to deliver a Daily Originator Report is due to computer failure); (B) in the case of a failure to provide payment instructions to Obligors pursuant to Section 7.1(f), a failure to segregate CMSC Collections or CMF Collections pursuant to Section 7.1(g), a failure to provide records pursuant to Section 7.1(k), a failure to provide required notices pursuant to Section 7.2(c), a failure to provide any required monthly report or a breach of any of the negative covenants of the Originator set forth in Section 7.3, ten calendar days; or (C) in the case of any other failure to perform or observe, as and when required, any term, covenant or agreement, which failure could be reasonably expected to have a Material Adverse Effect, 30 days or (ii) the Performance Guarantor shall fail to make any required payment under the PHH Guarantee and such failure shall remain unremedied for one Business Day or (iii) the Performance Guarantor shall otherwise fail to perform under the PHH Guarantee; or

(d)    An Event of Bankruptcy shall have occurred with respect to the Originator or the Performance Guarantor; or

(e)    The representation and warranty in Section 6.1(k) shall not be true at any time with respect to a substantial portion of the CMSC Purchased Assets; or

(f)    Either (i) the Internal Revenue Service shall file notice of a Lien pursuant to Section 6323 of the Internal Revenue Code with respect to any of the CMSC Receivables or the CMSC Related Assets and such Lien shall not have been released within five days or, if released, proved to the satisfaction of the rating agencies then rating each Series of Notes or (ii) the PBGC shall file, or shall indicate its intention to file, notice of a Lien pursuant to Section 4068 of the Employee Retirement Income Security Act of 1974 with respect to any of the CMSC Receivables or the CMSC Related Assets; or

(g)    This Agreement or the PHH Guarantee shall cease to be in full force and effect for any reason other than in accordance with its terms; or

(h)    An ARSC Purchase Termination Event or Transfer Termination Event shall have occurred.

If a CMF Purchase Termination Event occurs, the Originator shall promptly give notice to the Buyer and its assignees of such CMF Purchase Termination Event.

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Section 9.2    Purchase Termination. (a) On the Termination Date, the Originator shall cease transferring CMSC Purchased Assets to the Buyer, provided that any right, title and interest of the Originator in and to any CMF Designated Receivables arising from any Servicer Advances made thereafter, including any Related Property relating thereto and proceeds thereof, shall continue to be transferred. Notwithstanding any cessation of the transfer to the Buyer of additional CMSC Purchased Assets, CMSC Purchased Assets transferred to the Buyer prior to the Termination Date and CMSC Collections in respect of such CMSC Purchased Assets and the related Finance Charges, whenever accrued in respect of such CMSC Receivables, shall continue to be property of the Buyer available for transfer by the Buyer pursuant to the Receivables Purchase Agreement. Nothing in this Section 9.2 shall be deemed to prohibit the Buyer from funding CMF Designated Receivables from and after the Termination Date.

(b)    Upon the occurrence of a CMF Purchase Termination Event, the Buyer and its assignees shall have, in addition to all other rights and remedies under this Agreement or otherwise, all other rights and remedies provided under the UCC of each applicable jurisdiction and other applicable laws, which rights shall be cumulative. Without limiting the foregoing, the occurrence of a CMF Purchase Termination Event shall not deny to the Buyer or its assignees any remedy in addition to termination of its obligation to make Purchases hereunder to which the Buyer or its assignees may be otherwise appropriately entitled, whether by statute or applicable law, at law or in equity.

ARTICLE X
INDEMNIFICATION; SECURITY INTEREST

Section 10.1    Indemnities by the Originator. Without limiting any other rights that any CMSC Indemnified Party may have hereunder or under applicable law, the Originator agrees to indemnify the Buyer and each of its successors, permitted transferees and assigns, and all officers, directors, shareholders, controlling Persons, employees and agents of any of the foregoing (each of the foregoing Persons, a “CMSC Indemnified Party”), from and against any and all damages, losses, claims (whether on account of settlements or otherwise), actions, suits, demands, judgments, liabilities (including penalties), obligations or disbursements of any kind or nature and related costs and expenses (including reasonable attorneys’ fees and disbursements) awarded against or incurred by any of them, arising out of or as a result of any of the following (all of the foregoing, collectively, “CMSC Indemnified Losses”):

(a)        any representation or warranty made by the Originator under any of the Transaction Documents to which it is a party, any Receivables Activity Report or any other information or report delivered by the Originator (including in its capacity as Servicer) with respect to the Originator or the CMSC Purchased Assets, having been untrue or incorrect in any respect when made or deemed to have been made; provided, however, that the Originator’s obligation to make a CMSC Noncomplying Asset Adjustment pursuant to Section 4.3(a) with respect to any representation made in Section

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6.1(1) as to Eligible Receivables having been incorrect when made shall be the only remedy available to the Buyer or its assignees relating to such incorrect representation;

(b)    the failure by the Originator to comply with any material applicable law, rule or regulation applicable to the Originator with respect to any CMSC Purchased Asset or any failure of a CMSC Purchased Asset to comply with any such law, rule or regulation as of the date of sale of such CMSC Purchased Asset hereunder;

(c)    the failure to vest and maintain in the Buyer a valid ownership interest in the CMSC Purchased Assets, free and clear of any Lien arising through the Originator or anyone claiming through or under the Originator (including without limitation any such failure arising from a circumstance described in the definition of Permitted Exceptions);

(d)    any failure of the Originator to perform its duties or obligations in accordance with the provisions of the Transaction Documents or any Contract, in each case to which it is a party;

(e)    the failure to file, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to the transfer of any CMSC Purchased Assets to the Buyer, whether at the time of any sale or at any subsequent time;

(f)    the failure by the Originator to pay when due any taxes owing by it (including sales, excise or property taxes) payable in connection with the CMSC Purchased Assets, other than any such taxes, assessments or charges that are being diligently contested in good faith by appropriate proceedings, for which adequate reserves in accordance with GAAP have been set aside on its books and that have not given rise to any Liens (other than Permitted Liens);

(g)    any reduction in the Unpaid Balance of any Receivable included in the ARSC Purchased Assets as a result of (i) any cash discount or any adjustment by the Originator, (ii) any offsetting account payable of the Originator to an Obligor, (iii) a set-off in respect of any claim by, or defense or credit of, the related Obligor against the Originator (whether such claim, defense or credit arises out of the same or a related or an unrelated transaction) or (iv) the obligation of the Originator to pay to the related Obligor any rebate or refund;

(h)    any product liability or personal injury claim in connection with the service that is the subject of any CMSC Purchased Asset; and

(i)    any investigation, litigation or proceeding related to any use by CMSC of the proceeds of any Purchase made hereunder.

Notwithstanding anything to the contrary in this Agreement, any representations, warranties and covenants made by the Originator in this Agreement or the other Transaction Documents that are qualified by or limited to events or circumstances that have, or are

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reasonably likely to have, given rise to a Material Adverse Effect shall (solely for purposes of the indemnification obligations set forth in this Section 10.1) be deemed not to be so qualified or limited.

Notwithstanding the foregoing (and with respect to clause (ii) below, without prejudice to the rights that the Buyer may have pursuant to the other provisions of this Agreement or the provisions of any of the other Transaction Documents), in no event shall any CMSC Indemnified Party be indemnified for any CMSC Indemnified Losses (i) resulting from negligence or willful misconduct on the part of such CMSC Indemnified Party, (ii) to the extent the same includes losses in respect of CMSC Purchased Assets and reimbursement therefor that would constitute credit recourse to the Originator for the amount of any CMSC Receivable not paid by the related Obligor or (iii) resulting from the action or omission of the Servicer (unless the Servicer is the Originator or an Affiliate thereof (other than the Buyer, ARSC or the Issuer)).

If for any reason the indemnification provided in this Section 10.1 is unavailable to an CMSC Indemnified Party or is insufficient to hold an CMSC Indemnified Party harmless, then the Originator shall contribute to the maximum amount payable or paid to such CMSC Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by such CMSC Indemnified Party on the one hand and the Originator on the other hand, but also the relative fault of such CMSC Indemnified Party and the Originator, and any other relevant equitable considerations.

Section 10.2    Security Interest. Without prejudice to the provisions of Section 2.1 providing for the absolute transfer of the Originator’s interest in the CMSC Purchased Assets and the proceeds thereof and any interest of the Originator in the other property described in clause (v) of Section 2.1(a) to the Buyer, in order to secure the prompt payment and performance of all obligations of the Originator to the Buyer arising in connection with this Agreement, whether now or hereafter existing, due or to become due, direct or indirect, or absolute or contingent, the Originator hereby assigns and grants to the Buyer a first priority security interest in the Originator’s right, title and interest, if any, in, to and under all of the CMSC Purchased Assets and the proceeds thereof and any interest of the Originator in the other property described in clause (v) of Section 2.1(a), whether now or hereafter existing.

ARTICLE XI
MISCELLANEOUS

Section 11.1    Amendments; Waivers, Etc.

(a)    The provisions of this Agreement may be amended, modified or waived from time to time if such amendment, modification or waiver is in writing and signed by the Originator and the Buyer and its assignees. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

(b)    No failure or delay on the part of the Buyer or its assignees, or any CMSC Indemnified Party, or any other third party beneficiary referred to in Section 11.12(a) in

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exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No notice to, or demand on, the Originator shall entitle it in any case to any notice or demand in similar or other circumstances. No waiver or approval by the Buyer or its assignees under this Agreement shall, except as may otherwise be stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval under this Agreement shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.

Section 11.2    Notices, Etc. Unless otherwise stated herein, all notices, demands, consents, approvals and other communications provided for hereunder shall be in writing (including via telecopier) and shall be personally delivered or sent by certified mail, return receipt requested, postage prepaid, by telecopier or by overnight courier to the intended party at the address or telecopier number of such party set forth on Schedule 11.2 hereof, or at such other address or telecopier number as shall be designated by such party in a written notice to the other party hereto given in accordance with this Section 11.2. Copies of all notices and other communications provided for hereunder shall be delivered to ARSC and the Issuer at their respective addresses for notices set forth in the Receivables Purchase Agreement. All notices and communications provided for hereunder shall be effective when received.

Section 11.3    Cumulative Remedies. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 11.4    Binding Effect; Assignability; Survival of Provisions. This Agreement shall be binding upon, and inure to the benefit of, the Buyer and the Originator and their respective successors and assigns. Except as permitted pursuant to Section 7.3(c), the Originator may not assign any of its rights hereunder or any interest herein without the prior written consent of the Buyer and its assignees. This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms and shall remain in full force and effect until terminated pursuant hereto. Such termination shall not occur prior to the Final Payout Date. The rights and remedies with respect to any breach of any representation and warranty made by the Originator pursuant to Article VI and the indemnification and payment provisions of Article X and Section 11.6 and the provisions of Section 11.14 and Section 11.16 shall be continuing and shall survive any termination of this Agreement.

Section 11.5    Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, INCLUDING §5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW, BUT OTHERWISE WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.

Section 11.6    Costs, Expenses and Taxes. In addition to the obligations of the Originator under Article X, the Originator agrees to pay on demand:

(a)    all reasonable costs and expenses incurred by the Buyer and its assignees in connection with the negotiation, preparation, execution and delivery of, the administration (including periodic auditing), the preservation of any rights under, or the

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enforcement of, or any breach of, this Agreement (including any amendment, supplement or modification hereto), including without limitation (i) the reasonable fees, expenses and disbursements of counsel to any such Persons incurred in connection with any of the foregoing or in advising such Persons as to their respective rights and remedies under this Agreement and (ii) all reasonable out-of-pocket expenses (including reasonable fees and expenses of independent accountants) incurred in connection with any review of the Originator’s books and records either prior to the execution and delivery hereof or pursuant to Section 7.1(k), and

(b)    all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of this Agreement or any amendment, supplement or modification thereto, and agrees to indemnify each CMSC Indemnified Party against any liabilities with respect to, or resulting from, any delay in paying or omission to pay such taxes and fees.

Section 11.7    Submission to Jurisdiction. EACH PARTY HERETO HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE OR FEDERAL COURT SITTING IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK, NEW YORK, OVER ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND HEREBY (a) IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR FEDERAL COURT; (b) IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING; AND (c) IRREVOCABLY APPOINTS CT CORPORATION SYSTEM (THE “PROCESS AGENT”), WITH AN OFFICE ON THE DATE HEREOF AT 111 EIGHTH AVENUE, NEW YORK, NEW YORK 10011, UNITED STATES OF AMERICA, AS ITS AGENT TO RECEIVE ON BEHALF OF IT AND ITS PROPERTY SERVICE OF COPIES OF THE SUMMONS AND COMPLAINT AND ANY OTHER PROCESS THAT MAY BE SERVED IN ANY SUCH ACTION OR PROCEEDING. SUCH SERVICE MAY BE MADE BY MAILING OR DELIVERING A COPY OF SUCH PROCESS IN CARE OF THE PROCESS AGENT AT THE PROCESS AGENT’S ABOVE ADDRESS, AND EACH PARTY HERETO HEREBY IRREVOCABLY AUTHORIZES AND DIRECTS THE PROCESS AGENT TO ACCEPT SUCH SERVICE ON ITS BEHALF. EACH PARTY HERETO AGREES TO ENTER INTO ANY AGREEMENT RELATING TO SUCH APPOINTMENT THAT THE PROCESS AGENT MAY CUSTOMARILY REQUIRE AND TO PAY THE PROCESS AGENT’S CUSTOMARY FEES UPON DEMAND. AS AN ALTERNATIVE METHOD OF SERVICE, EACH PARTY HERETO ALSO IRREVOCABLY CONSENTS TO THE SERVICE OF ANY AND ALL PROCESS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES OF SUCH PROCESS TO SUCH PARTY AT ITS ADDRESS SPECIFIED PURSUANT TO SECTION 11.2. NOTHING IN THIS SECTION 11.7 SHALL AFFECT THE RIGHT OF EITHER PARTY HERETO TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR AFFECT THE RIGHT OF EITHER PARTY HERETO TO BRING ANY ACTION OR PROCEEDING AGAINST THE OTHER PARTY HERETO OR ANY OF ITS PROPERTIES IN THE COURTS OF ANY OTHER JURISDICTION.

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Section 11.8    Waiver of Jury Trial. EACH PARTY HERETO WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER OR RELATING TO THIS AGREEMENT OR ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR THAT MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), ACTIONS OF EITHER OF THE PARTIES HERETO OR ANY OTHER RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

Section 11.9    Integration. This Agreement contains a final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement between the parties hereto with respect to the subject matter hereof, superseding all prior oral or written understandings.

Section 11.10    Captions and Cross References. The various captions (including without limitation the table of contents) in this Agreement are provided solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Agreement.

Section 11.11    Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

Section 11.12    Acknowledgment and Consent.

(a)    The Originator acknowledges that, from time to time prior to the Termination Date, the Buyer intends to sell all of the Buyer’s right, title and interest in, to and under the CMSC Purchased Assets, this Agreement and all of the other Transaction Documents pursuant to the Receivables Purchase Agreement, and that the interests of the Buyer hereunder will be further assigned pursuant to the Transfer and Servicing Agreement and the Indenture. The Originator acknowledges and agrees to each such sale by the Buyer and consents to the sale and assignment by the Buyer of all or any portion of its right, title and interest in, to and under the CMSC Purchased Assets, this Agreement and the other Transaction Documents and all of the Buyer’s rights, remedies, powers and privileges and all claims of the Buyer against the Originator under or with respect to this Agreement and the other Transaction Documents (whether arising pursuant to the terms of this Agreement or otherwise available at law or in equity), including without limitation (whether or not an Unmatured Servicer Default or a Servicer Default has occurred and is continuing) (i) the right of the Buyer at any time to enforce this Agreement against the Originator and the obligations of the Originator hereunder and (ii) the right at any time to give or withhold any and all consents, requests, notices, directions, approvals, demands, extensions or waivers under or with respect to this Agreement, any other Transaction Document or the obligations in respect of the Originator thereunder, all of which rights, remedies, powers, privileges and claims may be exercised and/or enforced by the Buyer’s

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successors ands assigns to the same extent as the Buyer may do. Each of the parties hereto acknowledges and agrees that the Buyer’s successors and assigns are third party beneficiaries of this Agreement, including without limitation the rights of the Buyer arising hereunder, and may rely on the Originator’s representations and warranties made herein as if made directly to them. The Originator hereby acknowledges and agrees that, except with respect to its rights under Section 4.3, it has no claim to or interest in any of the Lockbox Accounts.

(b)    The Originator hereby agrees to execute all agreements, instruments and documents and to take all other actions that the Buyer or its assignees determines are necessary or appropriate to evidence its consent described in Section 11.12(a). The Originator hereby acknowledges and agrees that the Buyer in all of its capacities may assign to the Buyer’s successors and assigns such powers of attorney and other rights and interests granted by the Originator to the Buyer hereunder and agrees to cooperate fully with the Buyer’s successors and assigns in the exercise of such rights.

(c)    The Originator hereby acknowledges that the Buyer’s successors and assigns are entering into the Transaction Documents in reliance on the Buyer’s identity as a legal entity separate from the Originator.

Section 11.13    No Partnership or Joint Venture. Nothing contained in this Agreement shall be deemed or construed by the parties hereto or by any third person to create the relationship of principal and agent or of partnership or of joint venture.

Section 11.14    No Proceedings. The Originator hereby agrees that it will not institute against the Buyer or its successors or join any other Person in instituting against the Buyer or its successors any Insolvency Proceeding so long as there shall not have elapsed one year plus one day since the Final Payout Date. The foregoing shall not limit the right of the Originator to file any claim in or otherwise take any action with respect to any Insolvency Proceeding that was instituted against the Buyer or its successors by any Person other than the Originator or any other CMS Person.

Section 11.15    Severability of Provisions. If any one or more of the covenants, agreements, provisions or terms of this Agreement are for any reason whatsoever held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement.

Section 11.16    Recourse to the Buyer. Except to the extent expressly provided otherwise in the Transaction Documents, the obligations of the Buyer under the Transaction Documents to which it is a party are solely the obligations of the Buyer, and no recourse shall be had for payment of any fee payable by or other obligation of or claim against the Buyer that arises out of any Transaction Document to which the Buyer is a party against any director, officer or employee of the Buyer. The provisions of this Section 11.16 shall survive the termination of this Agreement.

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Section 11.17    Confidentiality. The Buyer agrees to maintain the confidentiality of any information regarding the Originator, Cendant Corporation and PHH obtained in accordance with the terms of this Agreement that is not publicly available; provided, however, that the Buyer may reveal such information (a) as necessary or appropriate in connection with the administration or enforcement of this Agreement or its funding of Purchases under this Agreement or (b) as required by law, government regulation, court proceeding or subpoena. Notwithstanding anything herein to the contrary, none of the Originator, Cendant Corporation nor PHH shall have any obligation to disclose to the Buyer or its assignees any personal and confidential information relating to a Transferred Employee.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

CENDANT MOBILITY SERVICES CORPORATION By: /s/ Dennis O’Gara
Name: Dennis O’Gara Title: SVP, CFO
CENDANT MOBILITY FINANCIAL CORPORATION By: /s/ Eric J. Barnes
Name: Eric J. Barnes Title: VP, Controller

[Signature Page to Purchase Agreement]

APPENDIX A

DEFINITIONS

A.	Defined Terms. As used in this Agreement, the following terms have the following meanings (such meanings to be equally applicable to the singular and plural forms thereof):

“Acknowledgment Letter” shall mean a letter substantially in the form attached hereto as Exhibit 7.3(j).

“Advance Billing Receivable” shall mean a Billed Receivable for Advance Payments owed by an Obligor.

“Advance Payment” shall mean an amount paid by an Obligor pursuant to a Pool Relocation Management Agreement or otherwise for application to existing or future Receivables (other than existing Billed Receivables), including without limitation any payments of anticipated fees and expenses under a Pool Relocation Management Agreement.

“Affiliate” shall mean, when used with respect to a Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person. As used in this definition of Affiliate, the term “control” means the power, directly or indirectly, to direct or cause the direction of the management and policies of a Person, whether through the ownership of such Person’s voting securities, by contract or otherwise, and the terms “affiliated,” “controlling” and “controlled” have correlative meanings.

“Aggregate Employer Balance” shall have the meaning set forth in the Indenture.

“Amortization Event” shall have the meaning provided in the Indenture.

“ARSC” shall have the meaning set forth in the Preliminary Statement to this Agreement.

“ARSC Purchased Assets” shall have the meaning set forth in the Receivables Purchase Agreement.

“Authorized Officer” shall mean, with respect to any Transaction Party, the President, the Chief Financial Officer, the Controller, the Treasurer, any Assistant Treasurer, any Senior Vice President, any Vice President, the Secretary or any Assistant Secretary of such Transaction Party.

“Average Days Outstanding” shall have the meaning set forth in the Indenture.

“Bankruptcy Code” shall mean the United States Bankruptcy Code, as amended from time to time (Title 11 of the United States Code).

“Billed Receivable” shall mean any CMSC Receivable or CMF Receivable that has been billed to an Obligor.

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“Business Day” shall mean a day (other than a Saturday or Sunday) on which commercial banks in New York, New York and Chicago, Illinois are not authorized or required to be closed.

“Buyer” shall mean Cendant Mobility Financial Corporation, in its capacity as the buyer under this Agreement.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“Closing Date” shall mean April 25, 2000.

“CMF Collections” shall have the meaning set forth in the Receivables Purchase Agreement.

“CMF Designated Receivable” shall mean any Receivable arising from an amount advanced by CMF or the Servicer on behalf of CMF in respect of Equity Payments, Mortgage Payoffs, Direct Expenses, Mortgage Payments or Other Reimbursable Expenses, even though such amounts may be advanced after the Termination Date.

“CMF Home” shall have the meaning set forth in the Receivables Purchase Agreement.

“CMF Home Purchase Contract” shall have the meaning set forth in the Receivables Purchase Agreement.

“CMF Home Sale Contract” shall have the meaning set forth in the Receivables Purchase Agreement.

“CMF Purchase Price” shall have the meaning set forth in Section 3.1(b).

“CMF Purchase Termination Event” shall have the meaning set forth in Section 9.1.

“CMF Receivable” shall have the meaning set forth in the Receivables Purchase Agreement.

“CMF Subordinated Loan” shall have the meaning set forth in Section 4.2.

“CMF Subordinated Note” shall mean the CMF Subordinated Note dated the Closing Date, made by the Buyer and payable to the order of the Originator substantially in the form of Exhibit 4.2, as such note may be amended, supplemented, otherwise modified or replaced from time to time.

“CMF Subordinated Note Cap” shall have the meaning set forth in Section 4.2.

“CMSC” shall mean Cendant Mobility Services Corporation, a Delaware corporation.

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“CMSC Collections” shall mean all funds that are received on account of or otherwise in connection with any CMSC Purchased Asset, including without limitation all funds received (a) from or on behalf of any Obligor in payment of or otherwise in respect of any CMSC Receivable included in the CMSC Purchased Assets (including without limitation funds received in respect of Advance Payments, but only including any such Advance Payments to the extent necessary to reduce the Aggregate Employer Balance of Receivables with respect to the related Employer to zero), (b) from or on behalf of any Ultimate Buyer or any other Person in respect of CMSC Home Sale Proceeds, (c) from any other Person to the extent such funds were applied, or should have been applied, pursuant to any Contract to repay or discharge any CMSC Receivable or CMSC Related Asset included in the CMSC Purchased Assets (including without limitation insurance payments that any Transaction Party applies in the ordinary course of its business to amounts owed in respect of such CMSC Purchased Assets and the amount of any Equity Payments applied to repayment of Equity Loans), (d) from the Originator in respect of Originator Adjustments under this Agreement or any other obligation of the Originator hereunder, (e) if the Servicer is CMSC, from the Servicer in respect of Servicer Dilution Adjustments with respect to CMSC Purchased Assets under Section 3.10(a) of the Transfer and Servicing Agreement and (f) from PHH in respect of any payments made by PHH as guarantor of the obligations of CMSC under the PHH Guarantee; provided, however, that any proceeds of Receivables that gave rise to CMSC Noncomplying Asset Adjustments that have been paid as provided in Section 4.3 hereof and any Related Property with respect to such Receivables shall not constitute CMSC Collections and shall be promptly returned to the Originator as provided in Section 4.3 hereof.

“CMSC Equity Loan” shall mean an Equity Loan made by the Originator.

“CMSC Equity Loan Agreement” shall mean a loan agreement entered into by the Originator and a Transferred Employee in connection with a CMSC Equity Loan.

“CMSC Equity Loan Note” shall mean a promissory note executed to evidence a CMSC Equity Loan.

“CMSC Home” shall mean any Home subject to a CMSC Home Purchase Contract.

“CMSC Home Purchase Contract” shall mean any Home Purchase Contract that was executed, and pursuant to which CMSC purchased a Home, prior to the Closing Date and that relates to a Receivable included in the CMSC Purchased Assets.

“CMSC Home Sale Contract” shall mean any Home Sale Contract with respect to a CMSC Home.

“CMSC Home Sale Proceeds” shall mean any Home Sale Proceeds arising under a CMSC Home Sale Contract.

“CMSC Indemnified Losses” shall have the meaning set forth in Section 10.1.

“CMSC Indemnified Party” shall have the meaning set forth in Section 10.1.

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“CMSC Noncomplying Asset” shall have the meaning set forth in Section 4.3(a).

“CMSC Noncomplying Asset Adjustment” shall have the meaning set forth in Section 4.3(a).

“CMSC Purchased Assets” shall have the meaning set forth in Section 2.1(a).

“CMSC Receivable” shall have the meaning set froth in Section 2.1(a).

“CMSC Records” shall mean all Records maintained by the Originator with respect to the CMSC Purchased Assets and/or the related Obligors.

“CMSC Related Assets” shall have the meaning set forth in Section 2.1(a).

“CMSC Related Property” shall have the meaning set forth in Section 2.1(a).

“CMS Person” shall mean the Originator and each of its Subsidiaries and Affiliates other than CMF, ARSC or the Issuer.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Contract” shall mean a Pool Relocation Management Agreement and any other related contract entered into pursuant thereto or in connection therewith, pursuant to or under which any Person (other than a Transaction Party) is obligated to make payments from time to time, including as the context may require any Equity Loan Note, Equity Loan Agreement, Home Purchase Contract or Home Sale Contract.

“Credit and Collection Policy” shall mean those credit and collection policies and practices of the Originator relating to the Contracts and Receivables described in Exhibit 6.1(u), as such credit and collection policies may be modified from time to time in accordance with Section 7.3(b).

“Cut-Off Date” shall mean the last day of any Monthly Period.

“Daily Originator Report” shall have the meaning set forth in Section 3.1(a).

“Defaulted Receivable” shall mean any Receivable that:

(a)    has been or should have been written off as uncollectible in conformity with the Credit and Collection Policy; or

(b)    is owed by an Obligor who is in Insolvency Proceedings or with respect to which an Event of Bankruptcy has occurred; or

(c)    has been billed and remains unpaid more than 150 days after the invoice date thereof.

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“Direct Expenses” shall mean, with respect to any Home, any costs attributable to the provision of services to a Transferred Employee, including without limitation appraisals, broker’s market analyses and inspections, brokerage commissions, title and title search fees, transfer taxes, mortgage payments, mortgage interest (or interest on the mortgage payments at the mortgage interest rate), insurance premiums, property taxes, cost of establishment and maintenance of appropriate files, overnight delivery charges, wire transfer fees, cost of interest in the manner specified in the related Contract, cost of improvements, cost of removal and mitigation of Hazardous Materials or gases (such as removal of asbestos, lead paint, radon gas or urea formaldehyde insulation) and reinsulation with suitable replacement materials, repair and maintenance costs, utilities, sales loss on resale, buyer incentive costs and real estate closing costs.

“Eligible Contract” shall mean:

(a)    a Relocation Management Agreement (i) that has been duly executed and delivered by an Employer that is an Eligible Obligor and is in full force and effect, (ii) (A) the rights to payment under which are assignable without the consent of the Employer party thereto or any other Person (other than the Originator), other than any such consent that has been obtained and remains in effect, or (B) which, if subject to any restriction on assignment of rights to payment, is in effect on the date of this Agreement and all of the Receivables under such Contract that are subject to such restriction constitute rights to payment for services rendered not evidenced by an instrument or chattel paper, (iii) that provides for the payment in full by the Employer of all Direct Expenses, Service Fees and Other Reimbursable Expenses and any loss sustained with respect to a Home covered thereby following the sale of such Home (less any Advance Payment with respect to such Home and after giving effect to the application of the Home Sale Proceeds with respect to such Home) (it being understood that any Contract that permits an Employer to approve any expenses or the price at which any Home is sold shall not, for that reason alone, fail to qualify as an Eligible Contract), (iv) that was originated in accordance with the Credit and Collection Policy, (v) the Receivables under which, once billed, are required to be paid within 65 days of the original invoice date and (vi) that is substantially in the form of Relocation Management Agreement attached as Exhibit C, with such Permitted Changes to such form as may be made by the Originator in the ordinary course of its business (or such other form as has been approved in writing by the Buyer and its successors and assigns);

(b)    an Equity Loan Agreement or Equity Loan Note (i) that has been duly executed and delivered by a Transferred Employee that is an Eligible Obligor and that is an employee of an Employer that is a party to a Pool Relocation Management Agreement (which Pool Relocation Management Agreement is then an Eligible Contract), (ii) that is substantially in the form of Equity Loan Agreement attached as Exhibit C or the form of Equity Loan Note attached as Exhibit C, as applicable, with such Permitted Changes to such forms as may be made by the Originator in the ordinary course of its business (or, in either case, such other form as has been approved in writing by the Buyer and its successors and assigns) and (iii) the obligations of the Transferred Employee under which are fully covered by the Guaranty or loss indemnity of the related Employer or

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Employer-purchased insurance policy under the applicable Pool Relocation Management Agreement;

(c)    a Home Purchase Contract that (i) has been duly executed and delivered by a Transferred Employee of an Employer that is a party to a Pool Relocation Management Agreement (which Pool Relocation Management Agreement is then an Eligible Contract) and (ii) is substantially in the form of Home Purchase Contract attached as Exhibit C, with such Permitted Changes to such form as may be made by the Originator in the ordinary course of its business (or such other form as has been approved in writing by the Buyer and its successors and assigns); or

(d)    a Home Sale Contract that (i) was entered into under or in connection with a Pool Relocation Management Agreement (which Pool Relocation Management Agreement is then an Eligible Contract), (ii) has been duly executed and delivered by the applicable Ultimate Buyer and is in full force and effect and (iii) is substantially in the form of the contract of purchase and sale used in the area where the property is located, or on a form prescribed by the Originator for that area, with such amendments and additions as may be reasonably negotiated to efficiently sell the Home (or such other form as has been approved in writing by the Buyer and its assignees and assigns).

“Eligible Home” shall mean a Home (a) that is located within the United States, (b) record title for which is not in the name of any Transaction Party or any Affiliate of a Transaction Party and (c) that satisfies the requirements specified in the definition of “Home” in the applicable Pool Relocation Management Agreement or, if such term is not defined therein, in the applicable Home Sale Service Supplement; provided, however, that a Home that does not satisfy the requirement specified in clause (b) may nonetheless be treated as an Eligible Home if and to the extent that either (i) title is recorded on terms and conditions reasonably satisfactory to the Buyer and its assignees or (ii) the aggregate Unpaid Balance of all Eligible Unsold Home Receivables that do not satisfy the requirement specified in clause (b) would not exceed 10% of the aggregate Unpaid Balance of all Eligible Unsold Home Receivables; and provided, further, that a Home that does not satisfy the requirements specified in clause (c) may nonetheless constitute an Eligible Home if and to the extent that (i) the applicable Employer has acknowledged in writing that such property constitutes a “Special Home Transaction” within the meaning of the applicable Home Sale Service Supplement and (ii) the Originator and its Affiliates followed all necessary procedures and obtained all necessary approvals with respect to such Home (including without limitation approvals of the applicable Employer) as may be required by the Credit and Collection Policy and the customary practices of the Originator with respect to such Homes.

“Eligible Obligor” shall mean an Obligor that:

(a)    is a United States resident (which term includes a United States division or branch of an entity organized in a jurisdiction outside of the United States, so long as such division or branch maintains a place of business in the United States to which all Receivables are billed);

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(b)    is not the United States of America, any state or local government or any agency or instrumentality of any of the foregoing;

(c)    is not an Affiliate of the Originator or the Buyer;

(d)    is not the subject of an Insolvency Proceeding; and

(e)    has been instructed by the Originator to remit all payments on the CMSC Purchased Assets directly to one of the Lockboxes or Lockbox Accounts.

“Eligible Receivable” shall mean any Receivable:

(a)    the Obligor of which is an Eligible Obligor;

(b)    that is denominated and payable only in U.S. dollars;

(c)    that was generated in the ordinary course of the Originator’s business;

(d)    either (1) with respect to which all of the Originator’s right, title and interest has been (or will be, at the time such Receivable becomes included in the CMSC Purchased Assets) validly transferred to the Buyer under and in accordance with the terms of this Agreement; or (2) with respect to any CMF Receivable only, that arose out of or with respect to an Equity Payment, Mortgage Payment or Mortgage Payoff made by the Buyer in respect of a CMF Home Purchase Contract;

(e)    that arises under or in connection with a Pool Relocation Management Agreement that is then an Eligible Contract, and with respect to which any Home Sale Contract, Home Purchase Contract, Equity Loan Agreement or Equity Loan Note relating to such Receivable is also an Eligible Contract;

(f)    that is not a Defaulted Receivable;

(g)    that is an “eligible asset” within the meaning of Rule 3a-7 promulgated under the Investment Company Act of 1940, as amended;

(h)    that constitutes an “account” or a “general intangible” or “chattel paper” and not an “instrument” (except in the case of an Equity Loan, to the extent the same is evidenced by an Equity Loan Note), in each case within the meaning of the New York UCC;

(i)    the transfer of which (including without limitation the sale by the Originator to the Buyer or by the Buyer to ARSC) does not contravene or conflict with any law, rule or regulation or any contractual or other restriction, limitation or encumbrance that applies to the Originator (or, with respect to any CMF Receivable only, the Buyer) (including without limitation the related Contract), and the sale, assignment or transfer of which, and the granting of a security interest in which, does not require the consent of the Obligor thereof or any other Person other than any such consent that has

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been previously obtained and is in effect; provided, however, that a Receivable arising out of a Relocation Management Agreement that is subject to a restriction on assignment may nonetheless be an Eligible Receivable hereunder if such Receivable constitutes a right to payment for services rendered not evidenced by an instrument or chattel paper;

(j)    that has not been compromised, adjusted, amended or otherwise modified (including by extension of time for payment or the granting of any discounts, allowances or credits) except in a manner that is expressly permitted under Section 3.10(b) of the Transfer and Servicing Agreement;

(k)    that, together with the Contracts related thereto, conforms in all material respects with all applicable laws, rules, regulations, orders, judgments, decrees and determinations of all courts and other Governmental Authorities (whether federal, state, local or foreign and including without limitation usury laws);

(l)    that is not subject to an asserted reduction (other than any reduction on account of any offsetting account payable of the Originator or the Buyer to an Obligor or any Advance Payment made by the related Obligor so long as such reduction is included in the determination of the Aggregate Employer Balance with respect to the related Obligor) cancellation, rebate or refund or any dispute, offset, counterclaim, lien or defense whatsoever;

(m)    with respect to which the representations and warranties of the Originator in Section 6.1(k) of this Agreement (or with respect to any CMF Receivable only, of the Buyer in Section 6.1(k) of the Receivables Purchase Agreement) are true and correct;

(n)    that represents a bona fide obligation arising under a Contract that has been duly authorized and that, together with such Receivable, is in full force and effect and constitutes the legal, valid and binding obligation of the Obligor of such Receivable, enforceable against such Obligor in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and general principles of equity;

(o)    that, in the case of a Receivable arising on account of any Equity Payment, Mortgage Payoff, Mortgage Payment, Direct Expenses or any Service Fee or Finance Charge arising in connection with any of the foregoing, relates to an Eligible Home as to which (i) a Home Purchase Contract has been executed and delivered by the related Homeowner and the Originator or the Buyer, as applicable and, to the best knowledge of the Originator (or the Buyer, with respect to CMF Homes only), constitutes the legal, valid and binding obligation of such Homeowner, (ii) a Home Deed has been executed and delivered by the related Homeowner naming the Originator or the Buyer, as applicable, as transferee or with the transferee’s name blank, (iii) such Home Purchase Contract and Home Deed have been delivered to and are then in the possession of the agent of CMSC (with respect to

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CMSC Homes) or the agent of CMF (with respect to CMF Homes) and (iv) either no Mortgage is outstanding or, if a Mortgage is outstanding, no more than one monthly payment on such Mortgage is past due;

(p)    that, in the case of a Receivable that arises from an Equity Loan, arose under an Equity Loan Agreement and an Equity Loan Note, each of which are Eligible Contracts and are then in the possession of the Servicer;

(q)    that, in the case of an Unbilled Receivable, represents the right to payment for services rendered; and

(r)    that, in the case of a Billed Receivable (other than an Advance Billing Receivable), has been fully earned by performance.

“Eligible Unsold Home Receivable” shall mean an Unsold Home Receivable that is an Eligible Receivable.

“Employer” shall mean a customer of the Originator that has executed a Relocation Management Agreement with the Originator.

“Enhancement Agreement” shall have the meaning provided in the Indenture.

“Environmental Laws” shall mean all applicable federal, state or local statutes, laws, ordinances, codes, rules, regulations and guidelines (including consent decrees and administrative orders) relating to public health and safety and protection of the environment.

“Equity Loan” shall mean an advance of all or a portion of the Equity Payment to be made to a Homeowner prior to the execution of the Home Purchase Contract by such Homeowner.

“Equity Loan Agreement” shall mean a loan agreement entered into by a Transferred Employee in connection with an Equity Loan or a proposed Equity Loan.

“Equity Loan Note” shall mean a promissory note made by a Transferred Employee to evidence the Transferred Employee’s obligations in respect of an Equity Loan, which may be included in the same document as an Equity Loan Agreement.

“Equity Payment” shall mean, with respect to any Homeowner, a payment or credit (other than an Equity Loan) made to such Homeowner at the time of, or following the execution of, the related Home Purchase Contract by such Homeowner in respect of its equity interest in a Home as determined pursuant to the applicable Home Purchase Contract.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974 and the rules and regulations thereunder, each as amended from time to time.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that is treated as a single employer with the Originator under Section 414 of the Code.

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“Event of Bankruptcy” shall be deemed to have occurred with respect to a Person if either:

(a)    a case or other proceeding has been commenced in any court without the application or consent of such Person, seeking the liquidation, reorganization, debt arrangement, dissolution, winding up or composition or readjustment of debts of such Person, the appointment of a trustee, receiver, custodian, liquidator, assignee, sequestrator or the like for such Person or any substantial part of its assets, or any similar action with respect to such Person under any law (foreign or domestic) relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debts and such case or proceeding continues undismissed or unstayed and in effect for a period of 60 days; or an order for relief with respect to such Person has been entered in an involuntary case under the Bankruptcy Code or other similar laws (foreign or domestic) now or hereafter in effect; or

(b)    such Person has commenced a voluntary case or other proceeding under any applicable bankruptcy, insolvency, reorganization, debt arrangement, dissolution or other similar law now or hereafter in effect or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) for, such Person or for any substantial part of its property, or shall make any general assignment for the benefit of creditors, or shall admit in writing its inability to, pay its debts generally as they become due.

“Excluded Asset” shall mean any receivable or related asset that arises under or relates to an Excluded Contract.

“Excluded Contract” shall mean (a) any of the following, to the extent that either the same have not been identified as Pool Relocation Management Agreements or all CMSC Receivables and CMF Receivables arising thereunder have been the subject of a CMSC Noncomplying Asset Adjustment or CMF Noncomplying Asset Adjustment that has been fully paid: (i) if the Originator merges with any other Person that is engaged in the relocation management business, any agreement for relocation management services originated by such other Person prior to the date of such merger and, so long as such business is maintained and operated as a separate division of the Originator, any additional agreements for relocation management services originated by such division, (ii) any agreement for relocation management services that is not an Eligible Contract or (iii) any agreement for relocation management services the receivables arising under which would not be Eligible Receivables because the Employer party thereto is not obligated to provide reimbursement for losses on resale of homes or because the homes relating to such agreement would be located solely outside of the United States and (b) any home purchase contract, home sale contract, equity loan note, equity loan agreement or similar agreement entered into pursuant to any agreement referred to in clause (a) above.

“Final Payout Date” shall mean the earlier of the date after the satisfaction and discharge of the Indenture pursuant to Article IV thereof on which either (i) all of the Notes have been paid in full or (ii) the Unpaid Balance of all outstanding CMSC Receivables has been reduced to zero; provided that for purposes of this definition of Final Payout Date, the Unpaid

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Balance of a Defaulted Receivable shall be deemed to be outstanding until all Homes related thereto have been sold and such Receivable has been written off as uncollectible.

“Finance Charge” shall mean any interest, late payment fee or other finance charge with respect to a Receivable or other Related Property, including without limitation any interest accrued or to accrue on an Equity Loan, Equity Payment, Mortgage Payoff or Mortgage Payment under the terms of the applicable Contract or Contracts.

“GAAP” shall mean generally accepted accounting principles, including the opinions, statements and pronouncements of the American Institute of Certified Public Accountants, the Financial Accounting Standards Board and the Securities and Exchange Commission, as in effect from time to time.

“Governmental Authority” shall mean the United States of America, any State or other political subdivision thereof and any entity in the United States of America or any applicable foreign jurisdiction that exercises executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guaranty” shall mean any agreement, undertaking or arrangement by which any Person guarantees, endorses, agrees to purchase or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the indebtedness, obligation or any other liability of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions on the shares of any other Person.

“Hazardous Material” shall mean (a) any “hazardous substance” as defined under CERCLA, (b) any “hazardous waste” as defined under the Resource Conservation and Recovery Act, 42 U.S.C. Section 690, et seq., as amended, (c) any petroleum product or (d) any pollutant or contaminant or hazardous, dangerous or toxic chemical, material or substance within the meaning of any Environmental Laws.

“Home” shall mean a family residence or other improved real estate that is the subject of any services provided under a Pool Relocation Management Agreement, including without limitation any Home or property subject to a “Special Home Transaction” within the meaning of the applicable Home Sale Service Supplement.

“Home Deed” shall mean, with respect to any Home, a deed or other instrument of conveyance executed by the related Homeowner that effects the conveyance of such Home pursuant to the related Home Purchase Contract.

“Home Purchase Contract” shall mean the contract by which a Home is purchased from a Homeowner pursuant to, or in connection with, a Pool Relocation Management Agreement.

“Home Sale Contract” shall mean, with respect to any Home, the contract by which such Home is sold to an Ultimate Buyer.

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“Home Sale Proceeds” shall mean, with respect to any Home, the cash sale proceeds received upon the sale of such Home to an Ultimate Buyer, net of any unpaid mortgage loan amounts, closing costs, brokerage costs, commissions owed to third parties and any other amounts payment of which are necessary to clear title to such Home.

“Home Sale Service Supplement” shall mean a supplement to a Pool Relocation Management Agreement substantially in the form attached as Exhibit C.

“Homeowner” shall mean, with respect to any Home, the Transferred Employee and any other homeowner of record with respect to such Home.

“Indebtedness” of any Person shall mean, in the aggregate, without duplication, (i) all indebtedness, obligations and other liabilities of such Person and its Subsidiaries that are, at the date as of which Indebtedness is to be determined, includable as liabilities in a consolidated balance sheet of such Person and its Subsidiaries, other than (x) accounts payable and accrued expenses, (y) advances from clients obtained in the ordinary course of the relocation management services business of any such Person and (z) current and deferred income taxes and other similar liabilities, (ii) the maximum aggregate amount of all liabilities of such Person or any of its Subsidiaries under any Guaranty, indemnity or similar undertaking given or assumed of or in respect of, the indebtedness, obligations or other liabilities, assets, revenues, income or dividends of any Person other than such Person or one of its Subsidiaries and (iii) all other obligations or liabilities of such Person or any of its Subsidiaries with respect to the discharge of the obligations of any Person other than itself or one of its Subsidiaries. For purposes of the Transaction Documents, the Indebtedness of any Person includes the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer.

“Indebtedness for Borrowed Money” shall mean, with respect to any Person, (i) any Indebtedness of such Person, contingent or otherwise, in respect of borrowed money including all principal, interest, fees and expenses with respect thereto (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), or evidenced by bonds, notes, acceptances, debentures or other instruments or letters of credit (or reimbursement obligations with respect thereto) but excluding capitalized lease obligations and excluding obligations representing the deferred and unpaid purchase price of any property.

“Indenture” shall mean the Indenture dated as of April 25, 2000 by and between the Issuer and the Indenture Trustee.

“Indenture Supplement” shall have the meaning set forth in the Indenture.

“Indenture Trustee” shall mean Bank One, National Association, as indenture trustee under the Indenture, and any successor thereto.

“Independent Director” shall mean, with respect to the Buyer, ARSC or the Issuer, an individual who is an Independent Director as defined in the organizational documents of such entity as in effect on the date of this Agreement.

“Insolvency Proceeding” shall mean, with respect to any Person, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any Federal or state

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bankruptcy or similar law or any other proceeding of the type described in the definition of Event of Bankruptcy, whether voluntary or involuntary.

“Issuer” shall mean Apple Ridge Funding LLC, a Delaware limited liability company.

“Lien” shall mean, when used with respect to any Person, any interest in any real or personal property, asset or other right held, owned or being purchased or acquired by such Person for its own use, consumption or enjoyment in its business that secures payment or performance of any obligation, and includes any mortgage, lien, pledge, encumbrance, charge, retained security title of a conditional vendor or lessor or other security interest of any kind, whether arising under a security agreement, mortgage, deed of trust, chattel mortgage, assignment, pledge, retention of security title, financing or similar statement or notice or arising as a matter of law, judicial process or otherwise.

“Lockbox” shall mean any post office box to which the Obligors remit CMSC Collections established pursuant to the Transfer and Servicing Agreement.

“Lockbox Account” shall mean any lockbox account, concentration account, depositary account or similar account (including any associated demand deposit account) established pursuant to the Transfer and Servicing Agreement, in which any CMSC Collections or CMF Collections are collected or deposited.

“Lockbox Agreement” shall have the meaning provided in the Transfer and Servicing Agreement.

“Lockbox Bank” shall mean any institution at which a Lockbox or Lockbox Account is maintained.

“Material Adverse Effect” shall mean, with respect to any event or circumstance, a material adverse effect on (a) the business, financial condition, operations or assets of the Originator, (b) the ability of the Originator to perform its obligations under any Transaction Document or all or any substantial portion of the Contracts, (c) the validity or enforceability of, or collectibility of, amounts payable by the Originator under any Transaction Document, (d) the status, existence, perfection or priority of the interest of the Buyer (and its assignees) in the CMSC Purchased Assets, taken as a whole, in each case free and clear of any Lien (other than Permitted Liens) or (e) the validity, enforceability or collectibility of all or any substantial portion of the ARSC Purchased Assets.

“Monthly Period” shall mean (i) a calendar month or (ii) with respect to the initial Monthly Period for any Series, the period commencing on the closing date with respect to such Series and ending on the last day of the same month, or such other period set forth in the related Indenture Supplement.

“Mortgage” shall mean, with respect to a Home, either or both of (a) any indebtedness of the relevant Homeowner secured by a mortgage, deed of trust or other Lien on such Home and (b) such mortgage, deed of trust or other Lien, as the context may require.

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“Mortgage Payment” shall mean, with respect to any Home, any payment actually made under any Mortgage on such Home (other than a Mortgage Payoff), including without limitation payments of principal and interest and for taxes and insurance.

“Mortgage Payoff” shall mean, with respect to any Home, the amount, if any, paid to retire the entire remaining principal balance of any Mortgage on such Home, together with interest accrued thereon to the date of payment.

“Notes” shall have the meaning set forth in the Indenture.

“Obligor” shall mean, with respect to any Contract, the Person or Persons obligated to make payments in respect of Receivables arising thereunder, including without limitation (i) with respect to any Equity Payment, Mortgage Payoff or Mortgage Payment, the related Employer, (ii) with respect to any Equity Loan, both the Transferred Employee and the related Employer and (iii) with respect to any Unsold Home Receivable, the Employer party to the related Relocation Management Agreement.

“Originator” shall mean CMSC and its successors and permitted assigns.

“Originator Adjustment” shall have the meaning set forth in Section 4.3(c).

“Originator Assets” shall have the meaning set forth in Section 2.1(a).

“Originator Dilution Adjustment” shall have the meaning set forth in Section 4.3(b).

“Originator Receivables” shall have the meaning set forth in Section 2.1(a).

“Originator Related Assets” shall have the meaning set forth in Section 2.1(a).

“Originator Related Property” shall have the meaning set forth in Section 2.1(a).

“Other Reimbursable Expense” shall mean a cost or expense that is incurred and paid in connection with services under a Pool Relocation Management Agreement or reimbursable by the Obligor under the applicable Pool Relocation Management Agreement, and that is not included in the calculation of Direct Expenses thereunder.

“PBGC” shall mean the Pension Benefit Guaranty Corporation and any successor thereto.

“Performance Guarantor” shall mean PHH.

“Permitted Change” shall mean, with respect to any Contract the form of which is attached hereto in Exhibit C, any revisions or modifications to such form that (i) are made by the Originator in the ordinary course of its business consistent with the Credit and Collection Policy, (ii) do not, individually or in the aggregate, materially adversely affect the collectibility of the CMSC Receivables or any Receivables arising under or in connection with any CMF Home Purchase Contract, (iii) do not, individually or in the aggregate, materially alter (in a manner

A-14

adverse to the Originator or any of its assigns) the reimbursement or indemnification obligations of such Obligor thereunder or the composition of the losses, costs or expenses to which such reimbursement or indemnification obligations pertain, (iv) would not cause such Contract to cease to be an Eligible Contract or the Receivables arising thereunder to cease to be Eligible Receivables and (v) do not violate any of the terms and provisions of this Agreement.

“Permitted Exception” shall mean that, with respect to any representation, warranty or covenant with respect to the interest of the Buyer and its assignees in the ARSC Purchased Assets or any Servicer Default, that (i) prior to recordation (A) pursuant to Section 8.3 of this Agreement and/or Section 2.01(d)(i) of the Transfer and Servicing Agreement or (B) upon the sale of a Home to an Ultimate Buyer, record title to such Home may remain in the name of the related Transferred Employee, and no recordation in real estate records of any mortgage or any conveyance pursuant to the related Home Purchase Contract or Home Sale Contract in favor of any Transaction Party or any of the Buyer’s assignees and assigns pursuant to the Receivables Purchase Agreement will be made except as otherwise permitted under Section 2.01(d)(i) of the Transfer and Servicing Agreement and (ii) no delivery of any Home Purchase Contracts, Home Deeds and Equity Loan Notes to any custodian will be required.

“Permitted Lien” shall mean:

(a)    with respect to any Home, the related Receivables or Related Property with respect thereto, (i) an inchoate Lien on the Home for real estate taxes not yet due and payable, (ii) a Mortgage on the Home created by the related Transferred Employee and (iii) any Lien that is fully covered by the terms of the indemnity provisions of the applicable Pool Relocation Management Agreement and that arises in the ordinary course of the Originator’s business;

(b)    with respect to any CMSC Purchased Asset, any Lien in favor of the Buyer pursuant to this Agreement; and

(c)    with respect to any ARSC Purchased Asset, any Lien created pursuant to the Transaction Documents.

“Person” shall mean an individual, partnership, corporation (including a business trust), joint stock company, trust, limited liability company, unincorporated association, joint venture, government or any agency or political subdivision thereof or any other entity.

“PHH” shall mean PHH Corporation, a Maryland corporation, and any successor thereto.

“PHH Guarantee” shall mean the performance guarantee dated as of the Closing Date, executed by the Performance Guarantor in favor of the Buyer and the Issuer.

“Plan” shall mean each employee benefit plan (as defined in Section 3(3) of ERISA) currently sponsored, maintained or contributed to by the Originator or any ERISA Affiliate or with respect to which the Originator or any ERISA Affiliate has any liability.

A-15

“Pool Relocation Management Agreement” shall have the meaning set forth in Section 2.1(a).

“Prime Rate” shall mean the Prime Rate as most recently published in The Wall Street Journal in New York City.

“Purchase” shall mean each purchase of CMSC Receivables and other CMSC Purchased Assets by the Buyer from the Originator hereunder.

“Receivable” shall mean any right arising under a Contract to receive any payment or any funds from or on behalf of an Obligor, whether or not earned by performance and whether constituting an account, chattel paper, instrument, general intangible or otherwise. The term “Receivable” includes without limitation rights to payment (whether matured or unmatured and whether absolute or contingent) arising out of or with respect to Equity Loans, Equity Payments, Direct Expenses, Mortgage Payments, Mortgage Payoffs, Service Fees and Other Reimbursable Expenses and the right to payment of any and all Finance Charges with respect to any of the foregoing, whether such amounts are owed by an Employer, a Transferred Employee, an Ultimate Buyer or any other Obligor. The change of a Receivable’s status from that of Unsold Home Receivable to Unbilled Receivable or from Unbilled Receivable to Billed Receivable shall not be deemed the creation of a new Receivable for any purpose hereunder.

“Receivables Activity Report” shall have the meaning provided in the Transfer and Servicing Agreement.

“Records” shall mean all Contracts, purchase orders, invoices, customer lists, credit files and other agreements, documents, books, records and other media for the storage of information (including without limitation tapes, disks, punch cards, computer software and databases and related property) with respect to the Receivables, the Related Property and/or the related Obligors.

“Related Property” shall mean, with respect to any Receivable, (i) all security interests or liens and property subject thereto from time to time purporting to secure payment of such Receivable, whether pursuant to the related Relocation Management Agreement or any other Contract related to such Receivable or otherwise; (ii) all guarantees and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable, (iii) all rights under warranties, indemnities or insurance with respect to such Receivable, related Contracts, CMSC Related Assets (with respect to CMSC Receivables) or CMF Related Assets (with respect to CMF Receivables), (iv) all rights to the CMSC Home Sale Proceeds arising out of or with respect to any CMSC Homes and CMF Home Sale Proceeds arising out of or with respect to any CMF Homes under the related Relocation Management Agreement and (v) all Records.

“Relocation Management Agreement” shall mean an agreement pursuant to which the Originator agrees to provide employee relocation, asset management or other services, as the same may be amended, restated or otherwise modified from time to time, including any and all supplements thereto, and any similar agreement, howsoever denominated, and any agreement for intercultural services.

A-16

“Self-Funding Obligor” shall mean an Employer that deposits funds with the Originator in order to fund Equity Payments, Other Reimbursable Expenses or other payments made to or on behalf of the Transferred Employees of such Employer under the terms of the Employer’s Relocation Management Agreement.

“Seller Adjustment” shall have the meaning set forth in the Receivables Purchase Agreement.

“Series” shall have the meaning set forth in the Indenture.

“Series Enhancer” shall have the meaning set forth in the Indenture.

“Service Fee” shall mean any fee payable by an Employer under a Pool Relocation Management Agreement, including without limitation any fee payable with respect to the marketing and sale of a particular Home or otherwise in connection with any employee relocation services or asset management services performed under or in connection with such Pool Relocation Management Agreement.

“Servicer” shall mean the Originator, in its capacity as the Servicer under the Transfer and Servicing Agreement, and any successor thereto in such capacity appointed pursuant to Article IX of the Transfer and Servicing Agreement.

“Servicer Default” shall have the meaning set forth in the Transfer and Servicing Agreement.

“Servicer Dilution Adjustment” shall have the meaning set forth in the Transfer and Servicing Agreement.

“Subsidiary” shall mean, with respect to any Person, any corporation or other entity of which more than 50% of the outstanding capital stock or other ownership interests having ordinary voting power to elect a majority of the board of directors of such corporation (notwithstanding that at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) or other persons performing similar functions is at the time directly or indirectly owned by such Person.

“Surviving Entity” shall have the meaning provided in Section 7.3(c)(i).

“Termination Date” shall mean the date specified by the Indenture Trustee following the occurrence of a CMF Purchase Termination Event; provided, however, that if an Event of Bankruptcy has occurred with respect to either the Originator or the Buyer, the Termination Date shall be deemed to have occurred automatically without any such notice.

“Transaction Documents” shall mean, collectively, this Agreement, the Receivables Purchase Agreement, the Transfer and Servicing Agreement, the PHH Guarantee, the CMF Subordinated Note, the Lockbox Agreements and all agreements, instruments, certificates, reports and documents (other than any of the Contracts) executed and delivered or to be executed and delivered under or in connection with any of the foregoing, as any of the foregoing may be amended, supplemented, restated or otherwise modified from time to time.

A-17

“Transaction Party” shall mean the Buyer, the Originator, ARSC, the Issuer or the Servicer (so long as the Servicer is the Originator or an Affiliate thereof).

“Transfer and Servicing Agreement” shall mean the transfer and servicing agreement dated as of April 25, 2000 by and between the Originator, the Buyer, ARSC, the Servicer and the Issuer.

“Transferred Employee” shall mean an individual designated by an authorized representative of an Employer pursuant to the applicable Relocation Management Agreement as a person entitled to the benefits of such Relocation Management Agreement.

“UCC” shall mean the Uniform Commercial Code as from time to time in effect in the applicable jurisdiction or jurisdictions.

“Ultimate Buyer” shall mean the buyer of a Home from the Originator (or from the Buyer or its assignee, as the case may be).

“Unbilled Receivable” shall mean any CMSC Receivable or CMF Receivable (other than any Unsold Home Receivable) that has not yet been billed to the related Obligor.

“Unmatured Servicer Default” shall have the meaning set forth in the Transfer and Servicing Agreement.

“Unpaid Balance” of any Receivable shall mean at any time the unpaid amount thereof at such time; provided, however, that the Unpaid Balance of Unsold Home Receivables with respect to any Home shall be the aggregate amount (without duplication) of Receivables arising from Equity Payments, Mortgage Payoffs, Mortgage Payments and Equity Loans in respect of such Home.

“Unsold Home Receivable” shall mean any CMSC Receivable or CMF Receivable, including any Finance Charges in respect thereof, incurred in respect of an Equity Loan, Equity Payment, Mortgage Payoff or Direct Expenses on a Home that has not yet been sold to an Ultimate Buyer (or the sale of which has not been closed or the Home Sale Proceeds of which have not been received).

B.    Other Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP or with United States generally accepted regulatory principles, as applicable. To the extent that the definitions of accounting terms in this Agreement are inconsistent with the meanings of such terms under GAAP or regulatory accounting principles, the definitions contained in this Agreement shall control. All terms used in Article 9 of the UCC in the State of New York and not specifically defined herein are used herein as defined in such Article 9.

C.    Computation of Time Periods. Unless otherwise stated in this Agreement with respect to computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and each of the words ‘to” and “until’ means “to but excluding”.

A-18

D.    Reference. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; and references to “Section”, “subsection”, “Appendix”, “ Schedule” and “Exhibit” in this Agreement are references to Sections, subsections, Appendices, Schedules and Exhibits in or to this Agreement unless otherwise specified in this Agreement.

A-19

SCHEDULE 2.1

to

PURCHASE AGREEMENT

Dated as of April 25, 2000

List of Pool Relocation Management Agreements

Attached.

S-2.1-1

SCHEDULE 6.1(n)

to

PURCHASE AGREEMENT

Dated as of April 25, 2000

Principal Place of Business
and Chief Executive Office of the Originator

Cendant Mobility Services Corporation
40 Apple Ridge Road
Danbury, Connecticut 06810

List of Offices Where
the Originator Keeps CMSC Records

Cendant Mobility Services Corporation
40 Apple Ridge Road
Danbury, CT 06810

Cendant Mobility Services Corporation
8081 Royal Ridge Parkway
Suite 200
Irving, TX 75063

Cendant Mobility Services Corporation
27271 Las Ramblas
Mission Viejo, CA 92691

Cendant Mobility Services Corporation
2221 Camden Court
Oakbrook, IL 60523

Cendant Mobility Services Corporation
401 Lennon Lane
Suite 200
Walnut Creek, CA 94598

S-6.1(n)-1

SCHEDULE 6.1(s)
to
PURCHASE AGREEMENT
Dated as of April 25, 2000

List of Legal Names for Cendant Mobility Services Corporation

Cendant Mobility Services Corporation
Coldwell Banker Moving Services, Inc.
Coldwell Banker Relocation Services, Inc.
Executrans, Inc.
HFS Mobility Services, Inc.
PHH Homequity Corporation
PHH Real Estate Services Corporation
Relocation 1, Inc.
Worldwide Relocation Management Inc.

S-6.1(s)-1

SCHEDULE 11.2
to
PURCHASE AGREEMENT
Dated as of April 25, 2000

Notice Addresses

Cendant Mobility Services Corporation
40 Apple Ridge Road
Danbury, Connecticut 06810
Fax: (203) 205-3704

Cendant Mobility Financial Corporation
40 Apple Ridge Road
Suite 6000
Danbury, Connecticut 06910
Fax: (203) 205-3054

S-11.2-1

EXHIBIT 2.1
to
PURCHASE AGREEMENT
Dated as of April 25, 2000

FORM OF NOTICE OF ADDITIONAL
POOL RELOCATION MANAGEMENT AGREEMENTS

[DATE]

Cendant Mobility Financial Corporation
40 Apple Ridge Road
Suite 6000
Danbury, CT 06810

Re: Additional Pool Relocation Management Agreements

Dear Sir or Madam:

Reference is made to the Purchase Agreement, dated as of April 25, 2000 (the “Purchase Agreement”), between Cendant Mobility Services Corporation and Cendant Mobility Financial Corporation. Capitalized terms used herein and not defined herein shall have the meanings assigned to them in the Purchase Agreement.

Pursuant to Section 2.1 of the Purchase Agreement, we are required to deliver a notice to you on the last of day of each month setting forth the new Relocation Management Agreements which were executed during such month. Attached hereto is a list of Pool Relocation Management Agreements that were executed during [Month/Year]. Pursuant to Section 2.1 of the Purchase Agreement, Schedule 2.1 to the Purchase Agreement is hereby amended to include the Relocation Management Agreements attached hereto.

Very truly yours,

CENDANT MOBILITY SERVICES CORPORATION By:
Name: Title:

E-2.1-1

EXHIBIT 4.2
to
PURCHASE AGREEMENT
Dated as of April 25, 2000

FORM OF CMF SUBORDINATED NOTE

April 25, 2000

1.    Note. FOR VALUE RECEIVED, the undersigned, CENDANT MOBILITY FINANCIAL CORPORATION, a Delaware corporation (the “Buyer”), hereby unconditionally promises to pay to the order of CENDANT MOBILITY SERVICES CORPORATION, a Delaware corporation (the “Originator”), in lawful money of the United States of America and in immediately available funds, on the day following the Final Payout Date, the aggregate unpaid principal sum outstanding of all “CMF Subordinated Loans” made from time to time by the Originator to the Buyer pursuant to and in accordance with the terms of that certain Purchase Agreement dated as of April 25, 2000, between the Originator and the Buyer (as amended, restated, supplemented, or otherwise modified from time to time, the “Purchase Agreement”). Reference to Sections 4.2 and 5.2 of the Purchase Agreement is hereby made for a statement of the terms and conditions under which the loans evidenced hereby have been and will be made. All capitalized terms used herein that are not otherwise specifically defined herein shall have the meanings given to such terms in the Purchase Agreement. No advance shall be made hereunder on any date if the aggregate principal amount outstanding hereunder on such date after giving effect to such advance, plus the aggregate amount then outstanding under the Notes, would exceed an amount equal to five times the net worth of CMF. Proceeds of amounts advanced hereunder shall not be used for any purpose except to purchase CMF Homes (including the making of Equity Payments), to make Mortgage Payments and Mortgage Payoffs with respect to CMF Homes and to pay Seller Adjustments.

2.    Interest. The Buyer further promises to pay interest on the outstanding unpaid principal amount hereof from the date hereof until payment in full hereof at a rate equal to LIBOR plus 2.25%; provided, however, that if the Buyer defaults in the payment of any principal hereof, the Buyer promises to pay, on demand, interest at the Prime Rate plus 2.00% per annum on any such unpaid amounts, accrued with respect to each Interest Period from the date such payment is due to the date of actual payment. LIBOR shall be determined on each LIBOR Determination Date on the basis of the rate for deposits in United States dollars for a one-month period which appears on Telerate Page 3750 as of 11:00 a.m., London time, on such date. If such rate does not appear on Telerate Page 3750, the rate for that LIBOR Determination Date shall be determined on the basis of the rates quoted by the four major banks in the London interbank market selected by the Paying Agent to the Paying Agent as the rates at which deposits in United States dollars are offered by such banks in the London interbank market at approximately 11:00 a.m., London time, on that day to prime banks in the London interbank market for a one-month period. Notwithstanding the foregoing, interest shall accrue at a rate equal to 8.46% per annum during the first Interest Period. Interest shall be payable on the

E-4.2-1

Distribution Date in each month in arrears. The outstanding principal of any loan made under this CMF Subordinated Note shall be due and payable on the day after the Final Payout Date, and may be repaid or prepaid at any time without premium or penalty.

LIBOR Determination Date means the second London Business Day prior to the commencement of the second and each subsequent Interest Period. A London Business Day is any Business Day on which dealings in deposits in U.S. dollars are transacted in the London interbank market and banking institutions in London are not authorized or obligated by law or regulation to close. An Interest Period is the period beginning on and including the Distribution Date immediately preceding such Distribution Date and ending on and excluding such Distribution Date; provided that the first Interest Period shall begin on and include April 25, 2000 and end on and exclude June 15, 2000. A Distribution Date means June 15, 2000 and the fifteenth day of each calendar month thereafter, or if such fifteenth day is not a Business Day, the next succeeding Business Day.

3.    Principal Payments. The Originator is authorized and directed by the Buyer to enter in its books and records the date and amount of each loan made by it that is evidenced by this CMF Subordinated Note and the amount of each payment of principal made by the Buyer and, absent manifest error, such entries shall constitute prima facie evidence of the accuracy of the information so entered; provided that neither the failure of the Originator to make any such entry or any error therein shall expand, limit or affect the obligations of the Buyer hereunder.

4.    Subordination. The indebtedness evidenced by this CMF Subordinated Note is subordinated to the prior payment in full of all of the Buyer’s recourse obligations under the Receivables Purchase Agreement. The subordination provisions contained herein are for the direct benefit of, and may be enforced by, the Buyer’s successors and assigns and/or any of their respective assignees (collectively, the “Senior Claimants”) under the Receivables Purchase Agreement. Until the date after the Final Payout Date on which all advances outstanding under the Receivables Purchase Agreement have been repaid in full and all other obligations of the Buyer thereunder (all such obligations, collectively, the “Senior Claims”) have been indefeasibly paid and satisfied in full, the Originator shall not demand, accelerate, sue for, take, receive or accept from the Buyer, directly or indirectly, in cash or other property or by set-off or any other manner (including without limitation from or by way of collateral) any payment or security of all or any of the indebtedness under this CMF Subordinated Note or exercise any remedies or take any action or proceeding to enforce the same; provided, however, that (i) the Originator hereby agrees that it will not institute against the Buyer any Insolvency Proceeding unless and until a period of one year and one day has elapsed after the Final Payout Date and (ii) nothing in this paragraph shall restrict the Buyer from paying, or the Originator from requesting, any payments under this CMF Subordinated Note so long as the Buyer is not required under the Receivables Purchase Agreement to set aside the funds used for such payments for the benefit of, or otherwise pay over to, any of the Senior Claimants; and provided, further, that the making of such payment would not otherwise violate the terms and provisions of the Receivables Purchase Agreement. Should any payment, distribution or security or proceeds thereof be received by the Originator in violation of the immediately preceding sentence, the Originator agrees that such payment shall be segregated, received and held in trust for the benefit of, and deemed to be the

E-4.2-2

property of, and shall be immediately paid over and delivered to the Indenture Trustee for the benefit of the Senior Claimants.

5.    Bankruptcy; Insolvency. Upon the occurrence of any Insolvency Proceeding involving the Buyer as debtor, then and in any such event the Senior Claimants shall receive payment in full of all amounts due under the Receivables Purchase Agreement (whether or not any or all of such amount is an allowable claim in any such proceeding) before the Originator is entitled to receive payment on account of this CMF Subordinated Note and, to that end, any payment or distribution of assets of the Buyer of any kind or character, whether in cash, securities or other property in any applicable Insolvency Proceeding which would otherwise be payable to, or deliverable upon or with respect to, any or all indebtedness under this CMF Subordinated Note, is hereby assigned to and shall be paid or delivered by the Person making such payment or delivery (whether a trustee in bankruptcy, a receiver, custodian or liquidating trustee or otherwise) pursuant to the Receivables Purchase Agreement for application to, or as collateral for the payment of, the Senior Claim until such Senior Claim shall have been paid in full and satisfied.

6.    GOVERNING LAW. THIS CMF SUBORDINATED NOTE SHALL BE INTERPRETED AND THE RIGHTS AND LIABILITIES OF THE PARTIES HERETO DETERMINED IN ACCORDANCE WITH THE LAWS AND DECISIONS OF THE STATE OF NEW YORK. WHEREVER POSSIBLE EACH PROVISION OF THIS CMF SUBORDINATED NOTE SHALL BE INTERPRETED IN SUCH MANNER AS TO BE EFFECTIVE AND VALID UNDER APPLICABLE LAW, BUT IF ANY PROVISION OF THIS CMF SUBORDINATED NOTE SHALL BE PROHIBITED BY OR INVALID UNDER APPLICABLE LAW, SUCH PROVISION SHALL BE INEFFECTIVE TO THE EXTENT OF SUCH PROHIBITION OR INVALIDITY, WITHOUT INVALIDATING THE REMAINDER OF SUCH PROVISION OR THE REMAINING PROVISIONS OF THIS CMF SUBORDINATED NOTE.

7.    Waivers. All parties hereto, whether as makers, endorsers, or otherwise, severally waive presentment for payment, demand, protest and notice of dishonor. Originator additionally expressly waives all notice of the acceptance by any Senior Claimant of the subordination and other provisions of this CMF Subordinated Note and expressly waives reliance by any Senior Claimant upon the subordination and other provisions herein provided.

8.    Assignment. Prior to the satisfaction and discharge of the Indenture pursuant to Article IV thereof, this CMF Subordinated Note may not be assigned, pledged or otherwise transferred to any party other than Originator except in accordance with the Receivables Purchase Agreement.

Cendant Mobility Financial Corporation By:
Name: Title:

E-4.2-3

EXHIBIT 6.1(u)
to
PURCHASE AGREEMENT
Dated as of April 25, 2000

CREDIT AND COLLECTION POLICY

Attached.

E-6.1(u)-1

EXHIBIT 7.3(j)
to
PURCHASE AGREEMENT
Dated as of April 25, 2000

FORM OF ACKNOWLEDGMENT LETTER

[Date]

Bank One, National Association,
as Indenture Trustee
[Address]
Attn: [Corporate Trust Department]

MBIA Insurance Corporation,
as Insurer
113 King Street
Armonk, NY 10504
Attn: [ ]

Re:    Apple Ridge Funding, LLC Notes, Series 2000-1

Ladies and Gentlemen:

Reference is made to that certain Transfer and Servicing Agreement dated March __, 2000 (as amended, modified, restated or supplemented from time to time, the “Transfer Agreement”) among Cendant Mobility Services Corporation (“CMSC”) as an Originator and as Servicer, Cendant Mobility Financial Corporation (“CMF”), as an Originator, Apple Ridge Services Corporation, as Transferor (the “Transferor”), Apple Ridge Funding, LLC, as Issuer (the “Issuer”) and Bank One, National Association, as Indenture Trustee (the “Indenture Trustee”). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Transfer Agreement.

1.  The undersigned [creditor of] [buyer from] CMSC (the “CMSC Creditor” [“CMSC Buyer”]) hereby acknowledges that: (a) CMF is a limited purpose corporation whose primary activities are restricted in its certificate of incorporation to purchasing Receivables arising under certain Pool Relocation Management Agreements (the “Pool Contracts”) and other CMSC Purchased Assets from CMSC, making Equity Advances to employees or otherwise purchasing Homes in connection with the Pool Contracts, funding such activities through the sale of Receivables (the “Pool Receivables”) to the Transferor, and such other activities as it deems necessary or appropriate in connection therewith; (b) the Transferor is a limited purpose corporation whose primary activities are restricted in its certificate of incorporation to purchasing from CMF all Pool Receivables acquired by CMF from CMSC or otherwise originated by CMF, funding such acquisitions through the sale of the Pool Receivables to the Issuer and such other

E-7.3(j)-1

activities as it deems necessary or appropriate to carry out such activities; and (c) the Issuer is a limited purpose limited liability company whose activities are limited in its certificate of formation to purchasing the Pool Receivables from the Transferor, funding such acquisitions through the issuance of the Notes and other securities, pledging such Pool Receivables to the Indenture Trustee and such other activities as it deems necessary or appropriate to carry out such activities.

2.  The CMSC [Creditor] [Buyer] hereby acknowledges and agrees that: (a) the foregoing transfers are intended to be true and absolute sales as a result of which CMSC has no right, title and interest in and to the Pool Receivables, any Homes acquired by CMF in connection therewith nor any related property sold or purported to be sold by CMSC to CMF or by CMF to the Transferor or by the Transferor to the Issuer under the transactions described above, including any proceeds thereof or earnings thereon (collectively, the “Pool Assets”); (b) none of CMF, the Transferor and the Issuer are parties to the [Insert name of agreement to which the CMSC [Creditor] [Buyer]/Buyer is a party and by which CMSC is bound] [(the “CMSC [Credit] [Securitization] Agreement”)]; (b) the CMSC [Creditor] [Buyer] is not a creditor of, and has no recourse to CMF, the Transferor or the Issuer pursuant to the CMSC [Credit] [Securitization] Agreement or any other documents executed in connection therewith; and (c) the CMSC [Creditor] [Buyer] has no lien on or claim, contractual or otherwise, arising under the CMSC [Credit] [Securitization] Agreement to the Pool Assets (whether now existing or hereafter acquired and whether tangible or intangible); provided that nothing herein shall limit any rights the CMSC [Creditor] [Buyer] may have to any proceeds or earnings which are transferred from time to time to CMSC by CMF, the Transferor or the Issuer.

3.  The CMSC [Creditor] [Buyer] hereby covenants and agrees that it will not file nor join with any other person in filing against CMF, the Transferor or the Issuer any involuntary bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any Federal or state bankruptcy or similar law at any time other than a date which is at least one year and one day after all amounts under the Indenture have been paid in full; provided, that, the foregoing shall not limit the right of the CMSC [Creditor] [Buyer] to file any claim in or otherwise take any action (not inconsistent with the express provisions of this agreement) permitted or required by applicable law with respect to any insolvency proceeding instituted against CMF, the Transferor or the Issuer by any other person.

4.  Without limiting the foregoing, in the event of any voluntary or involuntary proceeding of the type described in paragraph 3 above involving CMSC, CMF, the Transferor or the Issuer or any other affiliates of CMSC as debtor, or otherwise, the undersigned agrees that if, notwithstanding the intent of the parties, CMSC is found to have a property interest in the Pool Assets, then, in such event, CMF and its assigns, including the Indenture Trustee for the benefit of the Noteholders and the Insurer, shall have a first and prior claim to the Pool Assets, and any claim or rights the CMSC [Creditor] [Buyer] may have to the Pool Assets, contractual or otherwise, shall be subject to the prior claims of the Indenture Trustee and the Noteholders until all amounts owing under the Indenture shall have been paid in full and the CMSC [Creditor] [Buyer] agrees to turn over to the Indenture Trustee any amounts received contrary to the provisions of this paragraph 4.

E-7.3(j)-2

5.  The CMSC [Creditor] [Buyer] hereby covenants and agrees that it will not agree to any amendment, supplement or other modification of this agreement, without the prior written consent of the Insurer and the Indenture Trustee. The CMSC [Creditor] [Buyer] further agrees that the provisions of this agreement are made for the benefit of, and may be relied upon and enforced by, the Indenture Trustee and the Insurer and that such parties shall be third-party beneficiaries hereof.

[NAME OF CMSC CREDITOR/BUYER] By:
Name: Title:

E-7.3(j)-3

EXHIBIT C
to
PURCHASE AGREEMENT
Dated as of April 25, 2000

FORMS OF RELOCATION MANAGEMENT AGREEMENTS

Attached.

E-C-1